UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Commission File No. 0-20572

PATTERSON COMPANIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PATTERSON COMPANIES, INC.
1031 MENDOTA HEIGHTS ROAD
ST. PAUL, MINNESOTA 55120

August 4, 2017

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Patterson Companies, Inc. to be held at 1031 Mendota Heights Road, St. Paul, Minnesota 55120, on Monday, September 18, 2017, at 4:30 p.m. local time.

At the meeting you will be asked (1) to vote for the election of eight directors, (2) to vote upon an advisory proposal concerning our executive compensation program, (3) to vote upon an advisory proposal concerning the frequency of shareholder votes on our executive compensation program, and (4) to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 28, 2018. I encourage you to vote for the nominees for director, for advisory approval of our executive compensation program, for advisory approval of shareholder votes on executive compensation every year, and for ratification of the appointment of Ernst & Young LLP.

Whether or not you are able to attend the meeting in person, it is important that your shares be represented and voted at the meeting. After reading this proxy statement, please promptly vote and submit your proxy. You may vote through the Internet, by telephone or by requesting, signing and returning a proxy card. Your vote is important.

Very truly yours,

PATTERSON COMPANIES, INC.

James W. Wiltz

Interim President and Chief Executive Officer, Director

PATTERSON COMPANIES, INC.
1031 MENDOTA HEIGHTS ROAD
ST. PAUL, MINNESOTA 55120

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 18, 2017

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Patterson Companies, Inc., a Minnesota corporation, will be held at 1031 Mendota Heights Road, St. Paul, Minnesota 55120, on Monday, September 18, 2017, at 4:30 p.m. central time, or any adjournment or postponement thereof, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect eight directors to have terms expiring in 2018, and until their successors shall be elected and duly qualified;
2.	To consider and vote upon an advisory proposal concerning our executive compensation program;
3.	To consider and vote upon an advisory proposal concerning whether shareholder votes on our executive compensation program should be held every one, two or three years;
4.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 28, 2018; and
5.	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on July 21, 2017 are entitled to notice of, and to vote at, the meeting. In an effort to facilitate the voting process for substantially all of our shareholders, we are using the Securities and Exchange Commission rules that allow proxy materials to be furnished to shareholders over the Internet. You can vote by proxy over the Internet by following the instructions provided in the Notice Regarding the Availability of Proxy Materials that was mailed to you on or about August 4, 2017, or, if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone. Whether or not you plan to attend the meeting, your vote is important and your promptness in voting by proxy will assist in its expeditious and orderly processing and will assure that you are represented at the meeting. Proxies may be revoked at any time before they are exercised and, if you attend the meeting in person, you may withdraw your proxy and vote personally on any matter brought properly before the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Les B. Korsh

Vice President, General Counsel and Secretary

St. Paul, Minnesota

August 4, 2017

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on September 18, 2017

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we are furnishing our proxy materials on the Internet. “Proxy materials” means this proxy statement, our 2017 Annual Report and any amendments or updates to these documents. Our proxy materials are available on the Internet to the general public at http://materials.proxyvote.com/703395.

PATTERSON COMPANIES, INC.
1031 MENDOTA HEIGHTS ROAD
ST. PAUL, MINNESOTA 55120

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD SEPTEMBER 18, 2017

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is furnished by the Board of Directors of Patterson Companies, Inc. and contains information relating to the annual meeting of shareholders to be held on Monday, September 18, 2017, beginning at 4:30 p.m. central time, at 1031 Mendota Heights Road, St. Paul, Minnesota 55120.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide substantially all of our shareholders access to our proxy materials over the Internet, instead of mailing printed copies of those materials to each shareholder. Accordingly, a Notice Regarding the Availability of Proxy Materials will be mailed on or about August 4, 2017 to shareholders who owned our common stock at the close of business on July 21, 2017. Shareholders will have the ability to access the proxy materials on a website referred to in the Notice Regarding the Availability of Proxy Materials or request that a printed set of the proxy materials be sent to them by following the instructions therein.

The Notice Regarding the Availability of Proxy Materials will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials this year instead of a paper copy of the proxy materials?

The Securities and Exchange Commission rules allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice Regarding the Availability of Proxy Materials instead of a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

How can I access the proxy materials over the Internet?

The Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction card provided by your broker, trustee or nominee, will contain instructions on how to view our proxy materials for the annual meeting of shareholders on the Internet and how to instruct us to send our future proxy materials to you electronically by e-mail.

How may I obtain a paper copy of the proxy materials?

Shareholders receiving a Notice Regarding the Availability of Proxy Materials will find instructions about how to obtain a paper copy of the proxy materials on their notice.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will vote on the following items of business:

■	The election of eight directors to have terms expiring in 2018, and until their successors shall be elected and duly qualified;
■	Advisory approval of our executive compensation program;
■	Advisory approval concerning whether shareholder votes on executive compensation should be held every one, two or three years; and
■	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 28, 2018.

Shareholders will also vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

What are the Board’s recommendations?

Our Board of Directors recommends that you vote:

■	FOR election of each of the nominees for director (see Proposal No. 1);
■	FOR advisory approval of our executive compensation program (see Proposal No. 2);
■	1 YEAR on advisory approval of the frequency of shareholder votes on our executive compensation program (see Proposal No. 3); and
■	FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 28, 2018 (see Proposal No. 4).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

What shares are entitled to vote?

As of July 21, 2017, the record date for the meeting, we had 95,775,922 shares of common stock outstanding and approximately 1,831 shareholders of record. Each share of our common stock outstanding on the record date is entitled to one vote on each item being voted on at the meeting. You can vote all the shares that you owned on the record date. These shares include (1) shares held directly in your name as the shareholder of record, and (2) shares held for you as the beneficial owner through a broker, bank or other nominee. Shareholders do not have the right to cumulate votes in the election of directors. Shares are counted as present at the annual meeting if either the shareholder is present and votes in person at the annual meeting, or has properly submitted a proxy by Internet, by telephone, or by mail.

How do I vote?

Whether you hold shares directly as the shareholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the annual meeting. There are three ways to vote by proxy:

By Internet - Shareholders who receive a Notice Regarding the Availability of Proxy Materials may submit proxies over the Internet by following the instructions on the notice. Shareholders who receive a paper copy of a proxy card or voting instruction card provided by their broker, trustee or nominee by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

By Telephone - Shareholders of record may submit proxies by telephone by following the instructions set forth on the website listed on the Notice Regarding the Availability of Proxy Materials or the proxy card. You will need to have the control number that appears on your Notice Regarding the Availability of Proxy Materials or proxy card available when voting by telephone.

By Mail - Shareholders who request and receive a paper copy of the proxy card or the voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

How do I vote my Patterson Companies, Inc. Employee Stock Ownership Plan and Trust (“ESOP”) or Patterson Dental Canada, Inc. Deferred Profit Sharing Plan (“DPSP”) shares?

If you participate in the ESOP or the DPSP, follow the directions on your proxy card to vote shares held for you in your ESOP or DPSP account, and such shares will be voted in accordance with your instructions. If you do not provide instructions on or before Wednesday, September 13, 2017, Delaware Charter Guarantee & Trust Company dba Principal Trust Company, the trustee of the ESOP, will vote your ESOP shares in the same proportion as all shares held under the ESOP for which timely instructions are received. If you do not provide instructions on or before Wednesday, September 13, 2017, Standard Life Trust Company, the trustee of the DPSP, will vote your DPSP shares in the same proportion as all shares held under the DPSP for which timely instructions are received.

Who can attend the annual meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Shareholders of record should bring a form of photo identification so their share ownership can be verified. If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to July 21, 2017, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. Registration and seating will begin at 4:15 p.m. central time. Cameras, recording devices and other similar electronic devices will not be permitted at the meeting.

How can I vote my shares in person at the annual meeting?

Shares held in your name as the shareholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote or revoke my proxy after I submit my vote?

Yes. Even after you have voted, you may change your vote or revoke your proxy at any time before the votes are cast at the meeting by (1) delivering a written notice of your revocation to our Corporate Secretary at our principal executive office, (2) executing and delivering a later dated proxy, or (3) appearing in person at the meeting, filing a written notice of revocation with our Corporate Secretary and voting in person the shares to which the proxy relates. Any written notice or later dated proxy should be delivered to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Les B. Korsh, Vice President, General Counsel and Secretary, or hand-delivered to Mr. Korsh before the vote at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of at least a majority of the shares of our common stock outstanding as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the meeting (other than an adjournment or postponement of the meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. Because brokers cannot vote shares on their customers’ behalf on “non-routine” proposals, such as Proposal Nos. 1, 2 and 3 in this proxy statement, without receiving voting instructions from a customer, if a broker does not receive voting instructions from its customer with respect to a non-routine proposal and is precluded from voting on that proposal, then a “broker non-vote” occurs. If a broker returns a proxy indicating a lack of authority to vote on non-routine proposals, the shares represented by the proxy will be deemed present at the meeting for purposes of determining a quorum, but not present for purposes of calculating the vote on such proposals.

What vote is required to approve each item?

Proposal No. 1. Assuming the presence of a quorum, election as a director requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting. For additional information, please see “How does the director resignation policy work?” below.

Proposal Nos. 2 and 4. Assuming the presence of a quorum, the affirmative vote of the greater of (1) a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote on the item at the meeting and (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, will be required for approval of each of these proposals.

Proposal No. 3. The frequency receiving the greatest number of votes (every one, two or three years) will be considered the frequency selected by the shareholders.

What is the effect of an abstention or broker non-vote on each proposal?

With respect to the election of directors, the advisory proposal on executive compensation, and the proposal to ratify the selection of Ernst & Young LLP:

■	If you abstain from voting on a nominee or a proposal, your shares will be considered present at the annual meeting for purposes of determining a quorum and for purposes of calculating the shares present and entitled to vote on the nominee or the proposal and, accordingly, will have the same effect as a vote against the nominee or proposal.
■	If you do not vote (or a broker non-vote occurs) on a nominee or a proposal, your shares will not be deemed present for the purposes of calculating the vote on that nominee or proposal and will generally have no impact on determining whether the nominee is elected or the proposal is approved.

With regard to the advisory proposal on the frequency of shareholder votes on executive compensation:

■	If you abstain or do not vote (or a broker non-vote occurs) on this proposal, the abstention or failure to vote will not have any impact on the outcome of this proposal.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one name or brokerage account. You should sign and return each proxy card that you receive in order to ensure that all of your shares are voted.

How can I vote on each of the proposals?

With respect to the first proposal, you may vote FOR or AGAINST the nominees, or you may indicate that you wish to ABSTAIN from voting on the nominees. With respect to each of the second and fourth proposals, you may vote FOR or AGAINST the proposal, or you may indicate that you wish to ABSTAIN from voting on the proposal. With respect to the third proposal, you may vote every 1 YEAR, 2 YEARS, 3 YEARS, or you may indicate that you wish to ABSTAIN from voting on the proposal.

If you vote by proxy, your shares will be voted at the annual meeting in the manner you indicate on your proxy. If you sign a paper proxy card but do not specify how you want your shares to be voted (and you do not hold your shares through a broker, bank or other financial institution), they will be voted (1) FOR the election of the nominees named below under the caption “Proposal No. 1 – Election of Directors;” (2) FOR advisory approval of our executive compensation program; (3) 1 YEAR on advisory approval of the frequency of shareholder votes on our executive compensation program; (4) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 28, 2018; and (5) in the discretion of the proxies named on the proxy card with respect to all other appropriate matters properly brought before the annual meeting.

How does the director resignation policy work?

Pursuant to our Corporate Governance Guidelines, any nominee for director in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected) who fails to receive the affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote at the meeting shall, promptly following certification of the shareholder vote, offer his or her resignation to our Governance and Nominating Committee. The resignation offer shall be in writing and shall be an irrevocable resignation offer pending acceptance or rejection by our Board of Directors following its receipt of the recommendation of our Governance and Nominating Committee. We will promptly disclose to the public each such resignation and decision by our Board.

Who will count the proxy votes?

All votes will be tabulated by Broadridge Financial Services as the inspector of election for the meeting. Such firm will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

How will voting on any other business be conducted?

We do not expect any matters to be presented for a vote at the meeting other than the matters described in this proxy statement. If you grant a proxy, either of the proxy holders, James W. Wiltz or Ann B. Gugino, or his or her nominee(s) or substitute(s), will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting. If a nominee is not available as a candidate for director, the persons named as proxy holders may vote your proxy for another candidate nominated by our Board of Directors.

Who is paying for this proxy solicitation?

We will pay the expenses incurred in connection with the solicitation of proxies. We are soliciting proxies principally by mail. In addition, our directors, officers and other employees may solicit proxies personally, by telephone, by facsimile or by e-mail, for which they will receive no consideration other than their regular compensation. We will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of shares held as of the record date and will reimburse such persons for their reasonable expenses so incurred.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Eight persons have been nominated for election as directors at the annual meeting, all of whom currently serve as directors. Our directors are elected annually, by a majority of the shares represented in person or by proxy and entitled to vote at the meeting, to serve until the next annual meeting of shareholders and until their respective successors are elected and duly qualified. There are no family relationships between any director or officer.

Our Bylaws provide for a Board of Directors consisting of one or more members, and further provide that the shareholders at each annual meeting shall determine the number of directors. The Board recommends that the number of directors be set at eight and it is intended that the proxies accompanying this proxy statement will be voted at the annual meeting to establish a Board consisting of eight members.

It is intended that votes will be cast pursuant to the enclosed proxy for the election of the nominees, except for those proxies that vote against the nominees or abstain from voting on the nominees. As noted above, shareholders do not have cumulative voting rights with respect to the election of directors, and proxies cannot be voted for a greater number of directors than the number of nominees. If any nominee shall be unable or unwilling to serve as a director, it is intended that the proxy will be voted for the election of such other person as the proxies shall, in their discretion, determine. We have no reason to believe that any nominee will not be a candidate or will be unable to serve.

Set forth below is certain information concerning the nominees for election:

Name	Age	Principal Occupation	Position with Patterson	Director Since
John D. Buck	67	Chief Executive Officer of Whitefish Ventures, LLC	Chairman of the Board	2006
Alex N. Blanco	56	Executive Vice President and Chief Supply Chain Officer of Ecolab Inc.	Director	2017
Jody H. Feragen	61	Former Executive Vice President and Chief Financial Officer of Hormel Foods Corp.	Director	2011
Sarena S. Lin	46	President of Cargill Feed and Nutrition	Director	2014
Ellen A. Rudnick	66	Senior Advisor on Entrepreneurship, University of Chicago Booth School of Business	Director	2003
Neil A. Schrimsher	53	President and Chief Executive Officer of Applied Industrial Technologies, Inc.	Director	2014
Les C. Vinney	68	Former President and Chief Executive Officer of STERIS Corporation	Director	2008
James W. Wiltz	72	Interim President and Chief Executive Officer of Patterson Companies, Inc.	Interim President and Chief Executive Officer, Director	2001

Nominees for Election as Director

John D. Buck serves as our non-executive Chairman of the Board. Mr. Buck is the principal owner of Whitefish Ventures, LLC, a family investment fund. He has been its Chief Executive Officer since 2000. Mr. Buck was Chief Executive Officer of Medica, the second largest health benefits plan in Minnesota, from February 2002 to May 2003. From 1996 to 2000, he worked for Fingerhut Companies, Inc. with his last assignment as President and Chief Operating Officer, and played an integral role in developing the business services area of the company. Prior to Fingerhut, Mr. Buck was Vice President of Administration at Alliant Techsystems, a leading supplier of aerospace and defense technologies. Prior to that, Mr. Buck spent 21 years at Honeywell, Inc., including a four-year international posting, and most recently serving as Vice President of Administration. Mr. Buck is Chairman of the Board of Directors of Medica. He has been one of our directors since December 2006. Mr. Buck brings financial, strategic and leadership experience, including health benefit plan experience, to our Board.

Alex N. Blanco has served as Executive Vice President and Chief Supply Chain Officer for Ecolab Inc., a global leader in water, hygiene and energy technologies and services that protect people and vital resources, since January 2013. From 1982 to 2012, Mr. Blanco held senior management positions at Procter & Gamble Co. (“P&G”), with his last position as Vice President Product Supply Global Beauty Sector. In his previous roles, he led the supply chain in other key P&G divisions and also had international assignments, in which Mr. Blanco was based outside of the United States from 1990 to 2004, having spent ten years in South America and four years in Europe, and during which time he had responsibility for Central and Eastern Europe, the Middle East and Africa. He has been a director of YMCA of the Greater Twin Cities since June 2015. He has been one of our directors since April 2017. Mr. Blanco brings extensive supply chain and international experience to our Board.

Jody H. Feragen served as Executive Vice President and Chief Financial Officer of Hormel Foods Corp., a multinational marketer and manufacturer of brand name food and meat products, from November 2010 to October 2016. Ms. Feragen served as Hormel’s Senior Vice President and Chief Financial Officer from January 2007 to October 2010 and Hormel’s Vice President (Finance) and Treasurer from October 2005 to December 2006. She also served on Hormel’s board of directors from 2007 to 2016. Ms. Feragen has served as a director, including a member of the audit and management organization and compensation committees, of Graco Inc., a supplier of technology and expertise for the management of fluids in both industrial and commercial applications, since September 2015. She has been one of our directors since September 2011. Ms. Feragen brings extensive experience in public company financial management to our Board.

Sarena S. Lin has served as President of Cargill Feed and Nutrition, a global animal feed and nutrition provider, since September 2014. Ms. Lin served as Corporate Vice President, Strategy and Business Development of Cargill, Inc., a global agriculture supply chain player and food producer, from May 2011 to September 2014. From September 1998 to March 2011, Ms. Lin was a Principal at McKinsey & Company, a global management consulting firm, where she was Managing Partner of McKinsey’s Taipei office, as well as the co-founder of McKinsey’s Sourcing Center in Shanghai. She has been one of our directors since March 2014. Ms. Lin brings global and strategic management expertise to our Board.

Ellen A. Rudnick has served as Senior Advisor on Entrepreneurship at the University of Chicago Booth School of Business since July 2016. Ms. Rudnick was previously the Executive Director and Clinical Professor of the Polsky Center for Entrepreneurship and Innovation at the University of Chicago Booth School of Business since March 1999. She served as Chairman of Pacific Biometrics, a medical diagnostics company which she co-founded, from 1993 to 1999; President of HCIA and CEO of Healthcare Knowledge Resources, both healthcare information service companies, from 1990 to 1992; and in a variety of capacities at Baxter Healthcare from 1975 to 1990, including Corporate Vice President of Baxter Healthcare and President and Founder of Baxter Management Services Division. Ms. Rudnick served as Founder and Chairman of CEO Advisors, a consulting firm established in 1992. Ms. Rudnick serves as director of First Midwest Bancorp, Inc., HMS Holdings Corporation and Liberty Mutual Insurance Company. She has been one of our directors since December 2003. Ms. Rudnick brings experience with small businesses (our customer base), the medical products industry, academia and entrepreneurship to our Board.

Neil A. Schrimsher has served as Chief Executive Officer of Applied Industrial Technologies, Inc., one of North America’s largest industrial parts distributors, since October 2011 and was also elected its President in August 2013. From January 2010 to August 2011, Mr. Schrimsher was Executive Vice President of Cooper Industries, a global electrical products manufacturer, where he led multiple businesses in Cooper’s Electrical Products Group and headed numerous domestic and international growth initiatives. Mr. Schrimsher joined Cooper Industries in May 2006 as the President of Cooper Lighting. Mr. Schrimsher’s other experience includes senior leadership positions for Siemens Energy & Automation, part of Siemens AG, the global electronics and electrical engineering company. He began his career at General Electric Company and rose through a succession of positions in GE Lighting. He has served as a director of Applied Industrial Technologies, Inc. since October 2011. He has been one of our directors since March 2014. Mr. Schrimsher brings wholesale distribution and executive leadership experience to our Board.

Les C. Vinney is the former President and Chief Executive Officer of STERIS Corporation, a leading provider of infection prevention and surgical products and services for the healthcare, pharmaceutical and research markets. He was President and Chief Executive Officer of STERIS Corporation from 2000 to 2007, after which time he served as Senior Advisor to STERIS Corporation until his retirement in 2009. Prior to becoming its President and Chief Executive Officer, he was such company’s Senior Vice President, Finance and Operations. He previously held various senior management positions with Goodrich Corporation (formerly B.F. Goodrich), including Chief Financial Officer. Mr. Vinney also serves as a director of Campbell Soup Company, where he has served as non-executive Chairman of the Board since November 2015. He has been one of our directors since December 2008. Mr. Vinney brings financial, strategic and industry experience, including experience as an executive officer of a healthcare products company, to our Board.

James W. Wiltz became our Interim President and Chief Executive Officer in June 2017. Mr. Wiltz served as our President and Chief Executive Officer from May 2005 until his retirement in April 2010. Mr. Wiltz served as our President and Chief Operating Officer from April 2003 through May 2005. He began working with us in September 1969. From 1996 to 2003, Mr. Wiltz served as President of our subsidiary, Patterson Dental Supply, Inc. Since January 2010, Mr. Wiltz has served as a director of HealthEast Care System, a non-profit healthcare provider, and on its audit and finance committees. He has been one of our directors since March 2001. Mr. Wiltz brings over 40 years of leadership, strategic and industry experience working for Patterson to our Board.

Vote Required

Election as a director requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting. Our Board of Directors recommends that you vote FOR the election of the nominees listed above.

OUR BOARD OF DIRECTORS AND COMMITTEES

Overview

Our Board of Directors represents the interests of our shareholders as a whole and is responsible for directing the management of the business and affairs of our company, as provided by Minnesota law. Our Board held nine meetings and took action by written consent five times during fiscal 2017. In addition to meetings of the full Board, directors also attended committee meetings. Each director then in office attended at least 75% of all of the meetings of the Board and of those committees on which he or she served.

Our Board is comprised of a majority of independent directors as defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market. As part of our Board’s evaluation of director independence, they considered our company’s ongoing transactions with Cargill Feed and Nutrition, where Sarena S. Lin is employed as President, and Ecolab Inc., where Alex N. Blanco is employed as Executive Vice President and Chief Supply Chain Officer. Our Board reviewed such transactions and determined that they were entered into and provided in the ordinary course of business and were immaterial to either company’s revenues or operations. Our Board has therefore affirmatively determined the independence under the applicable Marketplace Rule as to each of our directors who are identified as independent directors in the chart that appears below within the subsection captioned “Committee Overview.”

The independent members of our Board meet in executive session at each regular meeting of our Board, with no members of management present.

Our company and our Board are members of the National Association of Corporate Directors (“NACD”). Our Board authorizes, recommends and encourages each Board member and our company’s senior management to attend educational courses offered by the NACD or similar accredited educational organization. We reimburse reasonable expenses incurred by our directors and senior management in attending such courses.

Our company has adopted and published Principles of Business Conduct and Code of Ethics. Our Principles of Business Conduct and Code of Ethics satisfy the requirements of Item 406(b) of Regulation S-K and applicable NASDAQ Marketplace Rules. Our Principles of Business Conduct and Code of Ethics are available on our website at www.pattersoncompanies.com or in print upon written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Investor Relations. We intend to disclose any amendment to or waiver from a provision of our Principles of Business Conduct and Code of Ethics that requires disclosure on our website at www.pattersoncompanies.com.

Our company also has adopted and published Corporate Governance Guidelines. Our Corporate Governance Guidelines address various governance topics, including the role of our Board of Directors, the composition of our Board and selection of directors, functioning of our Board and its committees, compensation of directors, and conduct and ethics standards for directors. Our Corporate Governance Guidelines are available on our website at www.pattersoncompanies.com or in print upon written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, MN 55120, Attention: Investor Relations.

Leadership Structure and Risk Oversight

Our Board of Directors, which elects its Chairman annually by a majority vote, does not have a fixed policy regarding whether the same person should serve as both the Chief Executive Officer and Chairman of the Board, and our Board believes that flexibility on this point best serves our company by allowing us to employ a leadership structure that is most appropriate under the circumstances at any given time.

Until his resignation as President and Chief Executive Officer effective June 1, 2017, Scott P. Anderson had served as Chairman of the Board in addition to President and Chief Executive Officer since April 2013. Upon Mr. Anderson’s resignation, John D. Buck, who had served as Lead Director since March 2014, was appointed non-executive Chairman of the Board and James W. Wiltz, one of our directors, was named Interim President and Chief Executive Officer. This ended the unified leadership structure we had formerly utilized with one individual acting as Chief Executive Officer and Chairman of the Board along with a separate Lead Director. We believe that bifurcating the roles of Chief Executive Officer and Chairman of the Board, as well as the oversight exercised by the independent members of our Board through the work of the committees of our Board discussed below, enables strong and dynamic Board leadership, especially during the period that the Board and the Search Committee are conducting a search for a permanent successor to Mr. Anderson, and effectively allocates authority, responsibility and oversight between management and the independent members of our Board. Our Board has the discretion to combine the roles of Chief Executive Officer and Chairman of the Board in the future if it deems it advisable and in the best interest of our company to do so.

The separation of the Chairman and Chief Executive Officer positions allows our Chairman to focus on governance of our Board, Board meeting agenda planning, Board committee succession planning, the recruitment of new directors, Board committee responsibilities, and other governance matters as further described below under the caption “Role of Non-Executive Chairman,” and our Chief Executive Officer to focus his attention on our business and execution of our company’s strategy. The Chairman also has an important role in the performance evaluation of the Chief Executive Officer, which helps the Governance and Nominating Committee evaluate the most effective Board leadership structure for our company. Our Board believes that these and other activities of the Chairman serve to enhance the independent leadership of the Board in order to provide robust oversight and promote overall Board effectiveness. Mr. Buck has an extensive leadership background, is actively engaged as Chairman on Board matters, and works closely with Mr. Wiltz. Mr. Buck frequently interacts with Mr. Wiltz and other members of management to provide his perspective on important issues facing our company and the informational needs of our Board. In addition to the Governance and Nominating Committee, which he chairs, and the Audit Committee and the Search Committee, where he currently serves as a member, Mr. Buck attends the meetings of our Board’s other committees and frequently communicates with the chairs of those committees and with other independent directors both inside and outside of our Board’s normal meeting schedule to discuss Board and company issues as they arise. In addition, our Board has a significant majority (7 of the 8 director nominees are independent directors) and all Board committees are comprised of independent directors.

Our management is primarily responsible for assessing and managing risk, while our Board oversees and reviews certain aspects of our company’s risk management efforts. As part of that oversight, our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our company. Throughout the year, our Board provides guidance to management regarding strategy and critically reviews operating plans that are intended to implement that strategy. Each year, our Board holds an extensive meeting with senior management dedicated to discussing and reviewing operating plans and overall corporate strategy. A discussion of key risks to the plans and strategy as well as risk mitigation plans and activities is conducted during that meeting. The involvement of our Board in setting business strategy is critical to the determination of the types and appropriate levels of risk undertaken by our company. Also, more particularly, and as discussed below, our Audit Committee focuses on oversight of financial risks relating to our company; our Compensation Committee focuses primarily on risks relating to remuneration of officers and other employees; our Governance and Nominating Committee focuses on reputational and corporate governance risks relating to our company; and our Finance and Corporate Development Committee focuses on risks associated with our capital structure, capital budget, capital expenditures, issuance and repurchase of securities, acquisitions and divestitures, and corporate investment and treasury policy.

Role of Chairman

The role of Chairman is designed to provide leadership to our Board and to provide support and advice to our Chief Executive Officer. The role is intended to foster an environment conducive to effective communication by and among our Directors and senior management. The Chairman performs such duties and responsibilities as our Board may determine appropriate, including the following:

■	Calling meetings of the Board and meetings of our independent Directors;
■	Presiding over Board meetings, including executive sessions of our independent Directors;
■	Briefing the Chief Executive Officer on issues and concerns arising in the executive sessions of the Board;

■	Being available, when requested and appropriate, for consultation and direct communication with shareholders;
■	Reviewing and approving all information sent to our Board, including the quality, quantity, appropriateness and timeliness of such information;
■	Establishing meeting agendas for our Board in consultation with members of senior management;
■	Reviewing and approving the scheduling of Board meetings, assuring there is sufficient time for discussion of all agenda items;
■	Coordinating Board input and review of management’s strategic plan for the Company;
■	Working with the Governance and Nominating Committee with respect to the recruitment, selection and orientation of new Board members as well as Committee composition;
■	Overseeing the Compensation Committee’s development of appropriate objectives for the Chief Executive Officer and monitoring performance against those objectives;
■	Coordinating and chairing the annual Board performance review of the Chief Executive Officer and communicating results to the Chief Executive Officer;
■	Leading the Board’s review of the succession plan for the Chief Executive Officer and other executive officers;
■	Coordinating the Board’s self-assessment and evaluation processes;
■	Attending all Committee meetings ex officio and serving as a member of Governance and Nominating Committee and such other Committees as assigned by the Board; and
■	Reviewing, on an annual basis and in consultation with our independent Directors, this list of responsibilities and recommending to our Board for approval any modifications or changes.

Committee Overview

The current standing committees of our Board of Directors are the Audit Committee, the Compensation Committee, the Governance and Nominating Committee and the Finance and Corporate Development Committee. Each committee consists solely of members who are independent as defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market. In addition, each member of our Audit Committee is independent as defined in Exchange Act Rule 10A-3 and each member of our Compensation Committee is a non-employee director and is an outside director under the rules of the Securities and Exchange Commission and the Internal Revenue Service, respectively

Each standing committee has a charter, all of which are available on our website at http://investor.pattersoncompanies.com/governance.cfm or in print upon written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Investor Relations. Such committees review and reassess the adequacy of their respective charters and recommend any changes to them at least annually. These charters were last reviewed in June 2017, at which time certain administrative changes were made to the Governance and Nominating Committee charter and the Finance and Corporate Development Committee charter. Our committees also engage in an annual review of committee performance.

In June 2017, upon the resignation of Scott P. Anderson as President and Chief Executive Officer, the Board formed a Search Committee tasked with identifying and evaluating potential candidates to serve as a permanent President and Chief Executive Officer.

The following table shows the current membership of our committees and identifies our independent directors:

Name	Audit	Compensation	Governance and Nominating	Finance and Corporate Development	Search	Independent Director
John D. Buck (a)	X		X*		X	X
Alex N. Blanco	X	X				X
Jody H. Feragen	X*		X	X	X	X
Sarena S. Lin		X				X
Ellen A. Rudnick		X*	X	X	X*	X
Neil A. Schrimsher		X	X	X*	X	X
Les C. Vinney				X		X
James W. Wiltz (b)
Scott P. Anderson (c)

* Denotes committee chairperson.

(a)	As non-executive Chairman of the Board, Mr. Buck attends all committee meetings ex officio.
(b)	Mr. Wiltz, who began serving as our Interim President and Chief Executive Officer in June 2017, is no longer regarded as an independent director.
(c)	Mr. Anderson will not stand for re-election at the 2017 annual meeting of shareholders.

Our standing committees meet throughout the year, with regularly scheduled meetings held adjacent to our Board’s regularly scheduled meetings. Additional meetings by the standing committees, either by phone or in person, are called when deemed necessary or desirable. The chairperson of each standing committee, with the advice and consultation of management and the committees’ outside advisors, if any, sets the committees’ annual calendar and the agenda for each meeting. Committee members receive detailed materials related to the topics on the agenda prior to each meeting.

Committee Responsibilities

Our Audit Committee and Its Report

Responsibilities and Composition. Our Audit Committee, chaired by Ms. Feragen, is empowered by our Board of Directors to review our financial books and records in consultation with our accounting and auditing staff and our independent registered public accounting firm, Ernst & Young LLP (“EY”), and to review with our accounting staff and EY the scope of the audit, the audit plan and any questions raised with respect to accounting and auditing policy and procedure. EY reports directly to the committee, which is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accountants in regards to audit and attest services for our company. The committee’s charter, which discusses the full responsibilities of the committee, is available on our website at http://investor.pattersoncompanies.com/governance.cfm or in print upon written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Investor Relations.

Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. As noted above, each member of the committee is an independent director as defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market and Exchange Act Rule 10A-3. Further, no member of the committee participated in the preparation of the financial statements of our company or any current subsidiary of our company at any time during the past three years.

Pursuant to our listing agreement with the NASDAQ Stock Market, each member of our Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement, and at least one member of the committee has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication. In addition, our Board of Directors has determined that Jody H. Feragen is an “audit committee financial expert” as such term is defined by Item 407(d)(5) of Regulation S-K.

Audit Committee Report. As noted above, our Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Management has primary responsibility for the consolidated financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited consolidated financial statements included in our company’s Annual Report on Form 10-K for the fiscal year ended April 29, 2017 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosures in the financial statements.

Our Audit Committee meets after each quarter end, but prior to the release of earnings, with management and our independent registered public accounting firm to review the results of the most recently completed fiscal period, and then meets again prior to our filing with the Securities and Exchange Commission of the related periodic report to review and discuss such disclosures. The committee held 13 meetings during fiscal 2017.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. To report such matters, please call 877-888-0040.

EY has been our company’s independent registered public accounting firm since 1985. When, in accordance with Securities and Exchange Commission rules and EY policies, the lead audit partner is required to rotate after a maximum of five consecutive years of service in that capacity or due to other circumstances, the process for selection of our company’s lead audit partner pursuant to this rotation policy involves a meeting between the chair of our Audit Committee and the candidate for the role, as well as discussion by the full committee and with management. Our company’s lead audit partner was most recently changed in 2015.

Our Audit Committee reviewed with EY, the independent registered public accounting firm that is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee by Auditing Standard No. 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the committee has discussed with EY the firm’s independence from management and our company, including the matters in the written disclosures and the letter the committee received from EY as required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services performed by EY during the year on such firm’s independence prior to the commencement of the non-audit services.

Our Audit Committee is committed to ensuring the independence of our company’s independent registered public accountants and directs significant attention toward the appropriateness of the outside auditor to perform services other than the audit. The committee has adopted pre-approval policies and procedures in this regard.

As a matter of policy, the independent registered public accountants will only be engaged for non-audit related work if those services enhance and support the attest function of the audit, are an extension to the audit or audit related services, or relate to tax matters. Annually, the lead audit partner reviews with the Audit Committee the services the outside auditor expects to provide in the coming year, and the related fees. In addition, management provides the committee with a quarterly status for the committee’s approval of any non-audit services that the outside auditor has been asked to provide or may be asked to provide in the next quarter. The committee pre-approves all audit and non-audit services provided by the company’s outside auditor.

Our Chief Financial Officer is responsible for the implementation of the Audit Committee’s pre-approval policies and procedures. The committee pre-approved all of the services we received from EY during fiscal 2017.

The Audit Committee discussed with our company’s internal auditors and EY the overall scope and plans for their respective audits. The committee meets with the internal auditors and EY, with and without management present, to discuss the results of their examinations, their evaluations of our company’s internal controls, and the overall quality of our company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board (and our Board approved) that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended April 29, 2017, for filing with the Securities and Exchange Commission.

The Audit Committee and our Board have recommended and seek shareholder ratification of the selection of EY as our company’s independent registered public accounting firm for the year ending April 28, 2018. In making this recommendation, the committee evaluated the independence of EY, their knowledge and experience with our company, the quality of their past work for our company, their industry knowledge, data relating to their audit quality and performance and the level of fees to be charged for the audit services. The committee and our Board believe that the appointment of EY as our company’s independent registered public accounting firm is in the best interests of our shareholders and our company.

Respectfully submitted, /s/ Jody H. Feragen, Chairman /s/ Alex N. Blanco /s/ John D. Buck The Audit Committee

Our Compensation Committee and Its Report

Responsibilities and Composition. Our Compensation Committee, chaired by Ellen A. Rudnick, is authorized by our Board to establish general levels of compensation for our officers, to set the annual compensation of each of our executive officers, to grant options and make other awards to employees under our 2015 Omnibus Incentive Plan, and to review and approve our compensation and benefit plans. Our Compensation Committee held five meetings during fiscal 2017.

Our Board has determined that each member of our Compensation Committee is independent of management and our company. Further, as noted above, each member of the committee is an independent director, is a non-employee director, and is an outside director under the applicable rules of NASDAQ, the Securities and Exchange Commission and the Internal Revenue Service, respectively.

The Compensation Committee has the dual responsibility of serving the interests of our shareholders and serving as an advisor to management. The committee assists our Board in fulfilling its responsibility to our shareholders so that our executive officers and certain other officers and managers are compensated in accordance with our company’s total compensation objectives and executive compensation policy. Management assists the committee by advising and recommending compensation policies, strategies and pay levels necessary to establish appropriate incentives for management and employees that are aligned with business strategies and goals that the committee believes will drive competitive advantage and deliver sustainable returns to shareholders. The committee does not delegate any of its duties or responsibilities to any subcommittee or other person. The committee’s specific responsibilities include:

■	Evaluate annually our Chief Executive Officer’s and other executive officers’ compensation levels and payouts;
■	Determine for our Chief Executive Officer and other executive officers all components of compensation, including annual base salary, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, change-in-control provisions or agreements, severance agreements, benefits, supplemental benefits and any special financial compensation programs;

■	Review and recommend to our Board any equity compensation program involving the use of our company’s securities, including stock options, restricted stock awards and restricted stock units;
■	When appropriate, select, retain and terminate independent compensation consultants to advise the committee;
■	Ensure that the compensation for our Chief Executive Officer and other executive officers is consistent with our company’s executive compensation policy;
■	Advise and assist our company in defining its total compensation policy;
■	Review and comment on the compensation program to ensure that it supports our company’s strategic and financial plans;
■	Review and recommend to our Board for approval new incentive plans that are consistent with the total compensation policy, and monitor the appropriateness of payouts;
■	Review retirement plans to ensure they are meeting company objectives and are in compliance with relevant regulations;
■	Review the establishment, amendment and termination of employee benefits plans, including equity plans, and oversee the operation and administration of such plans;
■	Review our company’s compensation policies for regulatory and tax compliance, including structuring compensation programs to preserve tax deductibility and, as required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code (the “Code”);
■	Include a report on executive compensation in our company’s proxy statement as required by Securities and Exchange Commission rules;
■	Review annually our company’s risk assessment to determine whether compensation policies and practices are reasonably likely to have a material adverse effect on our company;
■	Review and discuss with management the “Compensation Discussion and Analysis” required by Securities and Exchange Commission Regulation S-K, Item 402, and determine whether to recommend to our Board that the “Compensation Discussion and Analysis” be included in our company’s annual proxy statement for the annual meeting of shareholders; and
■	Fulfill such other duties and responsibilities as may be assigned to the committee by our Board or Chairman of the Board.

In fulfilling its duties and responsibilities, the Compensation Committee may hire independent consultants, confer with our internal human resource professionals and consult with our Chief Executive Officer and other members of management. In each of the last four fiscal years, the committee engaged Towers Watson (n/k/a Willis Towers Watson), an independent compensation consultant that has no other ties to our company or its management, to review compensation philosophy, competitiveness, pay for performance, and short term and long term compensation design. The committee believes that Willis Towers Watson is independent of our management. Our management has not engaged Willis Towers Watson to provide any other services to our company.

During the Compensation Committee meetings held in fiscal 2017, certain members of management were present to address specific topics within the scope of their responsibilities. In addition, Mr. Anderson, our former Chief Executive Officer, Ms. Gugino, our Chief Financial Officer, and Mr. Korsh, our Vice President, General Counsel and Secretary, attended several of the meetings to provide certain recommendations to the committee regarding the compensation of other executive officers and to discuss the financial implications of various compensatory awards and benefit programs. Mr. Anderson, Ms. Gugino and Mr. Korsh were not present during the committee’s discussion and determination of their respective compensation.

Compensation Committee Interlocks and Insider Participation. The members of our Compensation Committee are identified by name in the “Compensation” column of the chart that appears above within the subsection captioned “Committee Overview.” None of the members of the committee was an officer or employee of Patterson Companies, Inc. during fiscal 2017 or in any prior year, and none of the members of the committee had any relationship requiring disclosure under Item 404 of Regulation S-K. There were no Compensation Committee interlocks as described in Item 407(e)(4) of Regulation S-K.

Compensation Committee Report. Our Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” that appears herein with management. Based on such review and discussions, the committee recommended to our Board that the “Compensation Discussion and Analysis” be included in this proxy statement and, thereby, in our Annual Report on Form 10-K for the fiscal year ended April 29, 2017.

Respectfully submitted, /s/ Ellen A. Rudnick, Chairman /s/ Sarena S. Lin /s/ Neil A. Schrimsher The Compensation Committee

Our Governance and Nominating Committee and Its Procedures for Nominations

Responsibilities and Composition. Our Governance and Nominating Committee, chaired by John D. Buck, performs the core function of providing the overall protocol for Board operation. It also serves as the nominating committee, making recommendations as to nominees to serve as members of our Board and regarding the composition of the committees of our Board. The committee’s responsibilities include establishing criteria for Board and committee membership, considering rotation of committee members, reviewing candidates’ qualifications and any potential conflicts with our interests, assessing the contributions of current directors in connection with their re-nomination, and making recommendations to the full Board on how to improve the effectiveness of our Board. The committee believes that diversity of viewpoints, backgrounds, skills, experience and expertise is a key attribute for directors. As a result, the committee seeks to have a diverse Board that is representative of our company’s customer, employee and shareholder base. The committee carefully considers diversity when considering nominees for director and periodically reviews its recruitment and selection protocols to ensure that diversity remains a component of each director search.

Our Governance and Nominating Committee has identified nominees based upon suggestions by non-management directors, executive officers, shareholders and third-party search firms. Our director selection criteria includes: integrity; high level of education; business experience; broad-based business acumen; understanding of our business and industry; strategic thinking and willingness to share ideas; network of contacts; and diversity of experiences, expertise and backgrounds among members. The committee has used these criteria to evaluate potential nominees. The committee does not evaluate proposed nominees differently depending upon who has made the recommendation.

Our Governance and Nominating Committee has from time to time engaged third-party search firms to provide assistance in the identification and evaluation of potential nominees, whose qualifications and independence are then thoroughly evaluated by the committee. The committee has paid fees to third-party search firms for such assistance, including most recently the identification and evaluation of Alex N. Blanco, who joined our Board in April 2017.

It is our Governance and Nominating Committee’s policy to consider director candidates recommended by shareholders who appear to be qualified to serve on our Board. The committee may choose not to consider an unsolicited recommendation if no vacancy exists on our Board and the committee does not perceive a need to increase the size of our Board. The committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Nomination Procedures. To submit a recommendation of a director candidate to our Governance and Nominating Committee, a shareholder must submit the following information in writing, addressed to our Chairman of the Board, care of our Corporate Secretary, at the main office of Patterson Companies, Inc.:

■	The name of the person recommended as a director candidate;

■	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Exchange Act Regulation 14A;

■	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

■	As to the shareholder making the recommendation, the name and address, as they appear on the books of Patterson Companies, Inc., of such shareholder; provided, however, that if the shareholder is not a registered holder of common stock, the shareholder must submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of our common stock; and

■	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

Our Bylaws provide that in order for a person nominated by a shareholder to be eligible for election as a director at any regular or special meeting of shareholders, a written request that his or her name be placed in nomination must be received from a shareholder of record by our Corporate Secretary not less than 90 days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director. A copy of our Bylaws may be obtained by written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attn: Les B. Korsh, Vice President, General Counsel and Secretary.

Minimum Qualifications. In carrying out its responsibility to find the best-qualified persons to serve as directors, our Governance and Nominating Committee will consider appropriate data with respect to each suggested candidate, consisting of business experience, educational background, current directorships, involvement in legal proceedings during the last ten years which are material to the evaluation of the integrity of the candidate, and an indication of the willingness of the candidate to serve as a director.

In addition, prior to nominating an existing director for re-election to our Board, our Governance and Nominating Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to our Board; and his or her independence. Pursuant to the Corporate Governance Guidelines we originally adopted during fiscal 2013, independent directors generally may not stand for election following their attaining the age of 75, or 20 years of service as a director on our Board.

Our Governance and Nominating Committee is also responsible for overseeing and reviewing our processes for providing information to our Board. The committee completes an annual review of the performance of our Chief Executive Officer. In addition, the committee recommends a succession plan to our Board for our Chief Executive Officer and reviews programs created and maintained by management for the development and succession of other executive officers and other individuals identified by management or the committee. The committee also sets director compensation. The committee held four meetings during fiscal 2017.

Our Finance and Corporate Development Committee

Purpose. The purpose of our Finance and Corporate Development Committee, established in June 2015, is to oversee our company’s capital structure, capital budget and capital expenditures, issuance and repurchase of equity and debt, and acquisitions and divestitures, and corporate investment and treasury policy and their consistency with our company’s overall financial and strategic plans.

Responsibilities and Organization. Our Finance and Corporate Development Committee, chaired by Neil A. Schrimsher, has the following specific responsibilities:

■	Review and make recommendations to our Board regarding our company’s capital structure and all issuances, sales or repurchases of equity or long-term debt;

■	Review and recommend to our Board the annual operating plan, including the financing plan (including dividend policy and uses of cash) and the capital budget for each fiscal year, and approve or recommend to our Board, as appropriate, capital expenditures in excess of amounts to be determined by the committee;
■	Approve or review and recommend to our Board, as appropriate, acquisitions, divestitures, partnerships and combinations of business interests (“principal portfolio transactions”) valued in excess of amounts to be determined by the committee;
■	Review at least annually the results and effectiveness of significant recent capital expenditures and principal portfolio transactions;
■	Review our company’s treasury policy as it relates to management of customer credit, commodity risks, exposures relating to insurance and risk management programs, and other financial risks that our Board may delegate to the committee for review; and
■	Review our company’s principal investment policies, procedures and controls with respect to investments and derivatives, foreign exchange and hedging transactions.

Our Finance and Corporate Development Committee reports to our Board on the principal matters reviewed or approved at each meeting and provides recommendations as to actions to be taken by our Board. The committee has the sole authority to retain and terminate any outside financial or other consultants to assist in carrying out its duties, including the authority to approve consultant fees and other retention terms. The committee has the authority to obtain advice and assistance from internal or external legal, financial or other advisors. In addition, the committee has the authority to delegate any of its responsibilities to subcommittees, as it deems appropriate, subject to the requirements of applicable laws and regulations. The committee held four meetings during fiscal 2017.

Our Search Committee

Our Search Committee was formed upon Mr. Anderson’s resignation as President and Chief Executive Officer in June 2017 in order to begin the process of hiring a permanent President and Chief Executive Officer. This committee’s functions include identifying and evaluating potential candidates, and ultimately advising the Board on its recommendations for hiring a successor President and Chief Executive Officer. This committee, which is chaired by Ellen A. Rudnick, was created subsequent to the end of fiscal 2017 and has retained Spencer Stuart to conduct a search for a permanent President and Chief Executive Officer.

Communications with Board Members

Our Board of Directors has provided the following process for interested persons to send communications to our Board or individual directors. All communications from shareholders should be addressed to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Les B. Korsh, Vice President, General Counsel and Secretary. Communications to individual directors may also be made to such director at our company’s address. All communications sent to the chair of our Audit Committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel. Any communications sent to our Board in the care of our Corporate Secretary will be reviewed by him to ensure that such communications relate to the business of our company or its subsidiaries before being reviewed by our Board.

Board Member Attendance at Annual Meetings

Under our Corporate Governance Guidelines, it is our policy that all directors should be present at the annual meeting of shareholders. We generally hold a Board of Directors meeting coincident with the shareholders’ meeting to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting. All directors then in office attended the 2016 annual meeting of shareholders.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee directors receive cash compensation and equity-based compensation for their service on our Board of Directors. After performing a peer group review and substantive analysis in fiscal 2016, we altered the compensation structure for our non-employee directors. For fiscal 2017, a 3% increase to the overall compensation for non-employee directors was approved, with all of such increase to be paid as equity and not as a cash retainer. As such, for fiscal 2017, non-employee director compensation included an overall retainer of $206,000, with $90,000 representing an annual cash retainer and $116,000 issued in the form of restricted stock awards vesting one year from date of grant. Committee Member and Committee Chair cash retainers were as follows: $10,000 for each Member of the Audit Committee and $20,000 for the Chair of the Audit Committee; $5,000 for each Member of the Compensation Committee and $15,000 for the Chair of the Compensation Committee; no additional cash retainer for each Member of the Governance and Nominating Committee but a $10,000 cash retainer for the Chair of the Governance and Nominating Committee; and $5,000 for each Member of the Finance and Corporate Development Committee and $15,000 for the Chair of the Finance and Corporate Development Committee. The cash retainer for the former Lead Director was $30,000; however, such retainer was replaced with a $100,000 cash retainer for the non-executive Chairman of the Board in June 2017. In addition, although our Search Committee was created subsequent to the end of fiscal 2017, each Member of the Search Committee will receive a fixed cash retainer of $10,000 and the Chair of the Search Committee will receive a fixed cash retainer of $15,000, payable upon conclusion of the search for a successor President and Chief Executive Officer. Non-employee directors may elect to receive shares of common stock in lieu of their director fees otherwise payable in cash. Directors are also reimbursed for all reasonable out-of-pocket expenses incurred in connection with their service on our Board.

The value of the above-referenced restricted stock awards is reviewed annually. Under our 2015 Omnibus Incentive Plan, such annual restricted stock awards vest in full on the first anniversary of the date of grant. Non-employee directors who have a term expiring not more than 29 days prior to the natural vesting date of their restricted stock award, are deemed to remain in service as a non-employee director until such natural vesting date, but only for purposes of satisfying the vesting restrictions. Otherwise, unvested restricted stock awards are forfeited on the effective date of termination of service as a director.

Prior to fiscal 2016, restricted stock awards granted to non-employee directors under our Amended and Restated Equity Incentive Plan vested to the extent of one-third per year, commencing upon the first anniversary of the date of grant. Unvested restricted stock awards granted under such plan are forfeited on the 30th day after termination of service as a director.

Because Mr. Anderson served as a director and an employee of our company during fiscal 2017, information regarding his compensation is set forth within the section captioned “Executive Compensation.” Because Mr. Wiltz did not begin serving as Interim President and Chief Executive Officer until June 2017, information regarding his compensation is set forth below under the caption “Compensation of Directors.”

Compensation of Directors

The following table sets forth the compensation of our non-employee directors for fiscal 2017:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John D. Buck	140,000	116,007	-	-	-	-	256,007
Alex N. Blanco(a)	-	-	-	-	-	-	-
Jody H. Feragen	120,000	116,007	-	-	-	-	236,007
Sarena S. Lin	100,000	116,007	-	-	-	-	216,007
Ellen A. Rudnick	115,000	116,007	-	-	-	-	231,007
Neil A. Schrimsher	100,000	116,007	-	-	-	-	216,007
Les C. Vinney	115,000	116,007	-	-	-	-	231,007
James W. Wiltz(b)	90,000	116,007	-	-	-	-	206,007

(a)	Because Mr. Blanco began serving on our board of Directors on the first day of fiscal year 2018, he did not receive compensation during fiscal year 2017.
(b)	Having become our Interim President and Chief Executive Officer in June 2017, Mr. Wiltz currently receives (1) a monthly base salary of $80,000, (2) eligibility to participate in employee benefit plans, subject to plan terms, and (3) eligibility for a discretionary bonus in cash or equity at the end of his interim service.
(c)	Represents the aggregate grant date fair value of the 2,534 shares of restricted stock awarded to each non-employee director on September 12, 2016, the date of our 2016 annual meeting of shareholders, computed in accordance with FASB ASC Topic 718. Information on the assumptions used to calculate the value of awards is set forth in Note 14 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended April 29, 2017. The aggregate number of unvested shares of restricted stock outstanding at fiscal year-end 2017 held by our non-employee directors was as follows:
Name	Number of Shares of Restricted Stock
John D. Buck	3,374
Alex N. Blanco	-
Jody H. Feragen	3,374
Sarena S. Lin	3,374
Ellen A. Rudnick	3,374
Neil A. Schrimsher	3,374
Les C. Vinney	3,374
James W. Wiltz	3,374
Total	23,618

(d)	The aggregate number of unexercised stock options outstanding at fiscal year-end 2017 held by our non-employee directors was as follows:
Name	Number of Stock Options
John D. Buck	-
Alex N. Blanco	-
Jody H. Feragen	12,000
Sarena S. Lin	9,000
Ellen A. Rudnick	-
Neil A. Schrimsher	12,000
Les C. Vinney	-
James W. Wiltz	-
Total	33,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of July 21, 2017, unless otherwise noted, by (a) each person who is known to us to own beneficially more than 5% of our common stock, (b) each director and nominee for director, (c) each executive officer named in the Summary Compensation Table below, and (d) the current directors and executive officers as a group. The table lists voting securities, including restricted stock held by our directors and executive officers over which they have sole voting power but no investment power. Otherwise, except to the extent noted below, each person identified below has sole voting and investment power over the shares reported. Except as otherwise noted below, we know of no agreements among our shareholders which relate to voting or investment power with respect to our common stock and none of the stated shares has been pledged as security.

Name and Address of Beneficial Owner(a)	Amount and Nature of Beneficial Ownership(a)		Percent of Class(b)
Delaware Charter Guarantee & Trust Company dba Principal Trust Company	13,202,739	(c)	13.8%
The Vanguard Group	7,990,047	(d)	8.3%
Parnassus Investments	7,914,917	(e)	8.3%
BlackRock, Inc.	6,724,341	(f)	7.0%
Scott P. Anderson	107,548	(g)(h)	*
Paul A. Guggenheim	72,475	(g)(h)	*
James W. Wiltz	71,300	(i)	*
John D. Buck	48,735		*
Ellen A. Rudnick	42,235		*
Ann B. Gugino	33,129	(g)(h)	*
Les C. Vinney	30,561		*
Jody H. Feragen	25,897	(j)(k)	*
David G. Misiak	24,455	(g)	*
Sarena S. Lin	19,488	(j)	*
Neil A. Schrimsher	19,488	(j)	*
Les B. Korsh	8,786	(g)	*
John E. Adent	136	(g)	*
Alex N. Blanco	-		-
All current directors and executive officers as a group (14 persons)	439,952	(l)	*

* Represents less than 1%.

(a)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Securities “beneficially owned” by a person may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days. The same shares may be beneficially owned by more than one person. Includes shares of common stock held by our ESOP. Shares reported as owned by the ESOP trustee are also reported as beneficially owned by our executive officers to the extent that shares have been allocated to the ESOP accounts of the named persons. Allocated shares are voted by the ESOP trustee in accordance with the direction of ESOP participants. Generally, unallocated shares and allocated shares as to which no direction is made by the participants are voted by the ESOP trustee in the same percentage as the allocated shares as to which directions are received by the ESOP trustee. Unless otherwise indicated, the address of each shareholder is c/o Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120.
(b)	Percentage of beneficial ownership is based on 95,775,922 shares outstanding as of July 21, 2017. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.
(c)	As set forth in Schedule 13G/A filed with the Securities and Exchange Commission by Delaware Charter Guarantee & Trust Company dba Principal Trust Company as trustee for our ESOP on February 10, 2017, represents shares over which shared voting power and shared dispositive power is claimed. The ESOP is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”). The reporting person acts as the trustee for our ESOP. The securities reported include all shares held of record by the trustee. The trustee follows the directions of our company, or other parties designated in the trust agreement between our company and the trustee, with respect to voting and disposition of the shares. The trustee, however, is subject to fiduciary duties under ERISA. The trustee disclaims beneficial ownership of the reported shares. As of July 21, 2017, the number of shares reported as beneficially owned included approximately 2,189,144 shares held in the unallocated account of the ESOP and approximately 10,050,959 shares held in the allocated account of the ESOP. The reporting person’s address is 1013 Centre Road, Suite 300, Wilmington, DE 19805-1265.
(d)	As set forth in Schedule 13G/A filed with the Securities and Exchange Commission by The Vanguard Group (“Vanguard”) on February 10, 2017. The Schedule 13G/A reports that Vanguard is an investment adviser with sole voting power over 132,120 shares, shared voting power over 17,780 shares, sole dispositive power over 7,836,672 shares, and shared dispositive power over 153,375 shares. The Schedule 13G/A further reports that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 106,920 shares as a result of its serving as investment manager of collective trust accounts and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 71,655 shares as a result of its serving as investment manager of Australian investment offerings. The reporting person’s address is 100 Vanguard Blvd., Malvern, PA 19355.
(e)	As set forth in Schedule 13G/A filed with the Securities and Exchange Commission by Parnassus Investments (“Parnassus”) on February 14, 2017. The Schedule 13G/A reports that Parnassus is an investment adviser with sole voting power and sole dispositive power over the reported shares. The Schedule 13G/A further reports that these securities are beneficially owned by clients of Parnassus, which include registered investment companies. The reporting person’s address is 1 Market Street, Suite 1600, San Francisco, CA 94105.
(f)	As set forth in Schedule 13G/A filed with the Securities and Exchange Commission by BlackRock, Inc. (“BlackRock”) on January 25, 2017. The Schedule 13G/A reports that BlackRock is a parent holding company/control person for BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd., BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investment Management, LLC, BlackRock Japan Co Ltd., BlackRock Life Limited. The Schedule 13G/A reports that BlackRock has sole voting power over 5,895,930 shares and sole dispositive power over 6,724,341 shares. The Schedule 13G/A further reports that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the reported shares, but no one person’s interest in the reported shares is more than 5% of the total outstanding shares. The reporting person’s address is 55 East 52nd Street, New York, NY 10055.

(g)	Includes the following shares allocated to the ESOP account of the following persons: Scott P. Anderson (18,130 shares); Paul A. Guggenheim (10,655 shares); Ann B. Gugino (9,139 shares); David G. Misiak (14,862 shares); Les B. Korsh (320 shares); and John E. Adent (136 shares). The ESOP trustee has the right to receive, and the power to direct the receipt of, dividends from such shares.
(h)	Includes shares purchasable by the named person upon the exercise of options granted under our Amended and Restated Equity Incentive Plan or our 2015 Omnibus Incentive Plan: Scott P. Anderson (20,200 shares); Paul A. Guggenheim (6,600 shares); and Ann B. Gugino (7,400 shares).
(i)	Of the shares reported as beneficially owned, 6,748 shares are held in trust for members of Mr. Wiltz’s family and 12,817 shares are held in a revocable trust of which Mr. Wiltz is a trustee.
(j)	Includes shares purchasable by the named person upon the exercise of options granted under our 2001 Non-Employee Directors’ Stock Option Plan or our Amended and Restated Equity Incentive Plan: Jody H. Feragen (12,000 shares); Sarena S. Lin (7,000 shares); and Neil A. Schrimsher (12,000 shares).
(k)	Of the shares reported as beneficially owned, 1,000 shares are held in a revocable trust of which Ms. Feragen is a trustee.
(l)	Includes 42,556 shares allocated to ESOP accounts, 58,600 shares purchasable upon the exercise of options, and 46,659 shares over which there is sole voting power but no investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and provide us with copies of such reports. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during the past fiscal year, our officers, directors and greater than 10% shareholders complied with applicable filing requirements, except that a Form 4 was filed late on behalf of Mr. Misiak reporting the sale by Mr. Misiak of 301 shares of common stock on March 2, 2017.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Committee oversees and makes decisions regarding our executive compensation and benefit programs. The following discussion should be read in conjunction with the Summary Compensation Table, and related tables and footnote disclosures setting forth the compensation of the following named executive officers:

Named Executive Officer	Position
Scott P. Anderson (a)	Former President and Chief Executive Officer of Patterson Companies
Ann B. Gugino	Executive Vice President, Chief Financial Officer & Treasurer of Patterson Companies
John E. Adent (b)	Former Chief Executive Officer of Patterson Animal Health
Paul A. Guggenheim (c)	Western Region President of Patterson Dental (Former Chief Executive Officer of Patterson Dental and Former Chief Innovation Officer of Patterson Companies)
David G. Misiak (d)	President of Patterson Dental North America
Les B. Korsh	Vice President, General Counsel & Secretary of Patterson Companies

(a)	Mr. Anderson ceased serving as our President and Chief Executive Officer on June 1, 2017.
(b)	Mr. Adent ceased serving as Chief Executive Officer of Patterson Animal Health on July 2, 2017.
(c)	Mr. Guggenheim ceased serving as Chief Executive Officer of Patterson Dental effective June 15, 2016, and ceased serving as our Chief Innovation Officer effective June 1, 2017.
(d)	Mr. Misiak became President of Patterson Dental North America on November 1, 2016.

Executive Summary

During fiscal 2017, Patterson continued to move through a period of strategic investment and change, responding to the evolving needs of our customers and implementing an enterprise resource planning (“ERP”) system to modernize our technology infrastructure for future capabilities. While we have made tremendous progress on these initiatives, our fiscal 2017 financial performance did not meet our expectations. Therefore, we have taken steps to reflect this performance in our executive compensation.

Below is a summary of our fiscal 2017 financial results from continuing operations that we believe is helpful in understanding our compensation decisions and philosophy:

■	Net Sales: Consolidated net sales in fiscal 2017 were $5.6 billion, an increase of 3.8% from the prior fiscal-year period. The inclusion of Animal Health International, Inc. results for approximately six additional weeks in fiscal 2017 had a 3.6% favorable impact on sales.
■	Gross Profit: Consolidated gross profit margin decreased 130 basis points from the prior year to 23.3%. The decrease in the gross profit margin rate was predominantly the result of the inclusion of sales and cost of sales from Animal Health International, Inc. in our results for a full year in fiscal 2017, as that business traditionally has lower gross margins than our historical businesses. In addition, the Animal Health segment gross margin rate declined when compared to the prior year, primarily as a result of pricing pressure from branded pharmaceutical manufacturers.

■	Operating Income: Operating income from continuing operations, a key driver of incentive compensation, was $287.9 million, or 5.1% of net sales, in fiscal 2017, compared to $347.7 million, or 6.5% of sales, in fiscal 2016. The decrease in operating income from continuing operations was driven primarily by an impairment charge based on our November 2016 decision not to extend sales exclusivity for the full Sirona portfolio of products and increased expenses related to our ERP system initiative. The decrease in operating income as a percent of sales was mainly due to these same factors.
■	Net Income and Earnings Per Share from Continuing Operations: Net income from continuing operations decreased 6.4% to $173.8 million in fiscal 2017, compared to $185.7 million in the prior year. Earnings per diluted share from continuing operations were $1.82 in fiscal 2017, compared to $1.90 in the prior year.

The following table provides a summary of our Total Shareholder Return (“TSR”) performance over the past three years, both on an absolute basis and relative to the S&P 400 constituent companies:

Historical TSR Measurement Period	Patterson TSR	Percentile Rank of Patterson’s TSR Relative to S&P 400 Constituents
1 Year (FY17)	-0.7%	18th percentile
2 Years (FY16 – FY17)	-3.5%	27th percentile
3 Years (FY15 – FY17)	14.9%	37th percentile

While we experienced many positive developments in fiscal 2017, at the end of the year the overall value of our fiscal 2017 executive compensation package was below the targeted level, reflecting our performance orientation and challenging goals.

Fiscal 2017 Direct Compensation—Value Reflecting Fiscal 2017 Performance*

*     Actual annual incentives are earned amounts, based on fiscal 2017 corporate, business unit, and individual performance. Long-term incentives (“LTI”) consist of stock options, restricted stock units and performance units, and for purposes of this chart are valued based on the stock price at the end of the fiscal 2017 and relative-TSR performance through the end of fiscal 2017. As a result, the actual LTI values presented in this chart might not be paid. Furthermore, the actual LTI values presented include zero value for stock options because all stock options, including the July 1, 2015 special one-time option grant referenced in the Outstanding Equity Awards at Fiscal Year-End table below, were underwater at the end of fiscal 2017, and zero value for performance units since relative-TSR performance was at the 20th percentile of the S&P 400 through the end of fiscal 2017.

Also, we also had prior long-term incentive grants that vested during fiscal 2017, including the following:

■	Portions of the restricted stock awarded during fiscal 2012 through 2016 vested and were released during fiscal 2017 (i.e., each award vests in 20% increments over five years).
■	Performance units granted during fiscal 2015 had performance criteria based on Operating Income Growth and Return on Invested Capital (“ROIC”) for the performance period of fiscal years 2015 through 2017. However, the committee’s assessment of performance resulted in the decision to provide zero payout for these performance units.

Compensation Philosophy, Practices and Components

Compensation Philosophy

The committee is guided by the following objectives that are believed to be key to the successful execution of our strategic business imperatives, enhancing growth opportunities and providing benefits to our shareholders:

Compensation Practices

The committee leverages best practices in governing our executive compensation programs. Therefore, there are certain things that we proudly do and do not do:

What We Do	What We Do Not Do

■    Generally target executive compensation to be competitive at the median

■    Emphasize the majority of our program in variable pay

■    Use equity to drive a long-term perspective aligned with shareholders

■    Promote stock ownership with competitive stock ownership guidelines

■    Provide change-in-control cash severance payments exceeding three times base salary and target annual incentives

■    Allow stock option repricing or discounted stock option granting

■    Offer change-in-control tax gross-ups to our named executive officers

What We Do	What We Do Not Do

■    Include shareholder perspectives in our program plans and designs, including the incorporation of clawback and double trigger protections

■    Cap payouts in our annual short-term incentive awards (MICP)

■    Annually review our pay for performance relationship and conduct a compensation risk assessment

■    Pay dividends or dividend equivalents on unearned or unvested performance shares

■    Allow our executives or directors to hedge or pledge company stock

■    Use employment or golden parachute agreements for executives, except in specific circumstances that provide a commensurate benefit to the company

By incorporating the above practices, and avoiding problematic practices, the committee believes that we are in a strong position to accomplish our business strategy and compensation philosophy.

Compensation Components

To assist in understanding the intended goals of the committee, we have described, at a high level, each of our primary compensation elements in the following table:

Element	Purpose	Key Features
Base Salary	■ Provide a fixed level of compensation ■ Reflect competitive practices

■    Salary levels set based on an assessment of:

●   Level of responsibility

●   Experience and time in position

●   Individual performance

●   Future potential

●   Competitiveness

●   Internal pay equity considerations

●   Salary levels are reviewed annually
by the committee and adjusted as appropriate

Annual Management Incentive Compensation Plan (“MICP”)

■    Provide formulaic incentives to achieve or exceed annual budgeted Adjusted Operating Income (“AOI”) and revenue growth

■    Include individual performance objectives for each executive

■    Link pay to performance

■ Incentive payouts range from threshold to maximum levels, depending on level of performance ■ Performance below the threshold level will result in zero payout
Performance Units	■ Provide executive officers with incentives to achieve long-term success	■ Performance measure represents relative TSR versus the S&P 400

Element	Purpose	Key Features
	■ Align executive officers’ interests with the interests of our shareholders	■ TSR results at or above the 50th percentile are required for a target (or higher) payout ■ 3-year performance period
Stock Options	■ Encourage sustained shareholder value creation via stock price increases	■ 10-year term ■ 3-year vesting
Restricted Stock Units	■ Provide opportunities for equity ownership ■ Encourage retention of executives	■ 5-year ratable vesting criteria

Base Salary

The committee annually reviews base salaries for the executive officers to determine an appropriate amount considering the factors identified in the above table.

MICP

The named executive officers are eligible to earn annual cash incentive compensation under the MICP. A cash incentive is payable if a threshold level of performance is achieved, and the ultimate payout varies with performance.

The fiscal 2017 MICP was structured in a manner similar to that in place for fiscal 2016. The primary performance metric selected by the committee was Adjusted Operating Income. The committee selected this measure for the following reasons:

■	It is a well-understood financial measure that is communicated in Patterson’s Annual Report on Form 10-K

■	It is a balanced metric that encourages top line revenue growth, profit margins and cost containment

■	The committee believes that this financial measure influences Patterson’s stock price performance and its use effectively aligns the interests of executive officers and shareholders

Similar to the prior fiscal MICP, incentive payouts are designed to vary according to performance outcomes as follows:

	FY 2017 MICP Performance Goals:
Level of Achievement	Adjusted Operating Income ($mils)			Payout Potential
	Total Company	Dental	Animal Health
Threshold	$396.3	$244.8	$68.9	25%
Target	$466.2	$288.0	$81.0	100%
Maximum	$536.1	$331.2	$93.2	175%
Actual Outcome	$381.3	$222.1	$48.9
% of Target	82%	77%	60%

In addition to these financial performance objectives, the committee included individual strategic objectives for each named executive officer. Objectives for this element considered items such as net sales, Next Generation System (SAP) implementation success, succession planning and team development and integration synergies. This individual element accounts for 15% of the target annual incentive opportunity (for corporate officers the remaining 85% is based on Adjusted Operating Income; for business unit leadership, the remaining 85% is split 15% corporate and 70% business unit performance).

In consideration of the overall performance results for fiscal 2017, the minimum financial objectives were not met, and, in their discretion, the committee determined that no payments would be made to executive team members for individual performance objectives.

Long-Term Incentives

As noted earlier, the long-term incentive program emphasizes performance via stock options and performance units, but also provides retention incentives via restricted stock units. The table below highlights the value and number of awards granted to each named executive officer (a thorough description of each vehicle follows).

Executive	Performance Units ($ / #)	Stock Options ($ / #)	Restricted Stock Units ($ / #)	Total

Scott P. Anderson	$1,125,000 19,455	$562,500 68,681	$562,500 11,605	$2,250,000
Ann B. Gugino	$325,000 5,620	$162,500 19,841	$162,500 3,353	$650,000
John E. Adent	$275,000 4,756	$137,500 16,789	$137,500 2,837	$550,000
Paul A. Guggenheim	$250,000 4,323	- -	$250,000 5,158	$500,000
David G. Misiak	$162,500 2,999	- -	$162,500 3,432	$325,000
Les B. Korsh	$170,000 2,940	$85,000 10,379	$85,000 1,754	$340,000

* Note: the values in this table may not exactly equal the Summary Compensation Table due to rounding.

Performance Units

Effective in fiscal 2016, the committee redesigned the performance unit element of the executive compensation program to emphasize shareholder value creation in a direct way. The committee decided to reference relative TSR versus the S&P 400 as its performance measure rather than internal financial objectives, which the company had used previously. The program has the following pay for performance relationship, and other features:

Patterson Relative TSR Pay for Performance Relationship

Additional Performance Features:

■    If absolute TSR is negative, then the payout is capped at the target level

■    The performance units do not have rights to regular dividends during the performance period

Similar to fiscal 2016, for the performance units granted as part of the fiscal 2017 compensation program, TSR of Patterson and the S&P 400 will be measured over a three-year period to promote longer-term perspectives, with payouts achieved based on such relative performance.

Note, the units granted to Mr. Anderson and Ms. Gugino in fiscal 2015 have expired unvested as a result of Operating Income Growth and ROIC falling below expectations for fiscal years 2015 through 2017. This was the last grant under the prior performance unit design.

Stock Options

In fiscal 2015 the committee reintroduced stock options into the long-term incentive mix. We maintained this approach in fiscal years 2016 and 2017, as we believe that there is direct alignment between management and shareholder interests. Our recently adopted 2015 Incentive Plan, as described in last year’s proxy statement (and approved by an overwhelming majority of our shareholders), has several positive features that reinforce the performance and retention objectives in our compensation philosophy including:

■	10-year term provides a long-term perspective
■	Flexible vesting criteria can be utilized

We believe that the design of this element of long-term incentive compensation inspires a long-term perspective, encourages shareholder value creation and aligns the interests of management and shareholders.

Restricted Stock Units

While the committee adheres to an overall executive compensation program that is heavily performance-based, we also recognize our objectives of retention and stock ownership. Therefore, 25% of the long-term incentive value is denominated in time-based restricted stock units. This element accomplishes these objectives via the multi-year vesting period (20% per year over 5 years) and highlights our preferences for an ownership mentality.

Other Executive Compensation Arrangements, Policies and Practices

Capital Accumulation Plan

To encourage employee ownership and as a further means for retention, Patterson has a deferred compensation, restricted stock purchase plan that is available to certain employees, including executive officers (the “Capital Accumulation Plan”). Under our Capital Accumulation Plan, participants may defer annually up to 25% of their pre-tax compensation to be used to purchase restricted stock. The stock purchased with the corresponding salary deferral is bought at a 25% discount from the market price of our common stock at the beginning of the calendar year or the end of the calendar year, whichever is lower. In general, the restricted stock purchased under the plan vests in full on the third anniversary of the date of the agreement granting the participant the right to purchase the stock. The participant may elect to defer the compensation beyond the initial deferral period, with the restrictions also continuing for the additional period, with the minimum deferral period being five years. If the participant voluntarily leaves employment during the initial restriction period, 100% of the purchased restricted stock is forfeited.

Health, Welfare and Retirement Benefits

Patterson provides a full range of benefits to its executives, including the standard medical, dental and disability benefits generally available to our employees. We also sponsor a qualified 401(k) plan which allows participants to make plan contributions on a pre-tax basis.

Perquisites and Other Personal Benefits

Patterson provides the named executive officers with perquisites and other personal benefits that the committee believes are reasonable and consistent with our overall compensation philosophy.

■	Automobile Reimbursement: Each executive is provided the use of a car under the fleet program maintained by our company.
■	Executive Physicals: The executives are encouraged to participate in an executive health program at the Mayo Clinic. A comprehensive evaluation emphasizing all aspects of preventative care is conducted by physicians who are specialists in Internal Medicine and Preventative Medicine. The cost of the physical is reimbursed by our company.
■	Executive Life Insurance Premiums: The executives participate in a company-sponsored executive life insurance program. This program provides our named executive officers with a life insurance benefit equal to three times their base salary plus the targeted annual incentive under the MICP. The life insurance benefit is capped at $1,300,000. Premiums, which are set each June, are paid by our company through a payroll gross-up.
■	Amounts Reimbursed for the Payment of Taxes: Patterson pays an amount necessary to cover executives’ tax obligations for certain perquisites and other personal benefits. In fiscal 2017, Patterson reimbursed executives for the payment of taxes on automobile reimbursement and executive life insurance premiums.
■	Company Contributions to the ESOP: In general, our company makes an annual contribution to the leveraged Employee Stock Ownership Plan (“ESOP”) based on company performance and other considerations equal to a certain percentage of an executive’s eligible compensation, subject to certain statutory limitations. This contribution is available generally to all our U.S. employees, subject to plan requirements. However, due to overall company performance being below expectations, there was a nominal contribution for fiscal 2017 resulting from a minimum payment on the ESOP note.
■	Incentive Trips: Expenses incurred by the executive and family members while attending special events or trips scheduled as rewards for incentivizing sales or other business achievements and for family members traveling with the executive for any purpose, are reported as imputed income to the executive.

Stock Ownership Guidelines

We believe that promoting share ownership aligns the interests of our executives and directors with those of our shareholders and provides strong motivation to build shareholder value. Under our stock ownership guidelines, key executives are expected to own shares of a value equal to a multiple of their annual base pay as follows:

■	Chief Executive Officer – 5x
■	Subsidiary Presidents, Chief Financial Officer– 3x

■	Corporate and Subsidiary Vice Presidents – 2x
■	Non-employee directors – 5x annual cash retainer

Executives and directors are expected to achieve target levels over a period of five years. If an executive or director is below the guideline, he or she is expected to retain 75% of the net shares (after satisfying tax obligations) received upon exercise of a stock option or lapsing of restrictions on restricted stock. If the executive or director has met the minimum ownership guideline, he or she is expected to retain 25% of the net shares received. As of July 21, 2017, our executives and directors were in compliance with applicable stock ownership guidelines.

Employment Agreements

Our company does not use employment or golden parachute agreements for executives, except in specific circumstances that provide a commensurate benefit to the company. Therefore, Patterson has not entered into any employment agreements with the named executive officers and the named executive officers are employed at will, except as described below.

In May 2015, just prior to the company’s acquisition, Animal Health International, Inc. entered into an employment agreement with John Adent, which provided for Mr. Adent’s employment as President and Chief Executive Officer of Patterson Animal Health. The agreement provided that Mr. Adent would be paid an annual base salary and such bonuses and other compensation as set by Patterson Animal Health from time to time, as well as participate in other employee benefit plans and expense reimbursement. In the event of a termination without cause of Mr. Adent, or for good reason by Mr. Adent, within 30 days prior, on the date of, or within two years following a change in control of Patterson Animal Health, Mr. Adent would have been entitled to severance pay in an amount of two times the sum of (1) his then-current annual base salary and (2) the average annual cash incentive bonus paid or payable to Mr. Adent in respect of the two most recent fiscal years ending prior to such date. Mr. Adent also would have been eligible for payment of a prorated portion of his expected annual cash incentive bonus for the fiscal year in which the effective date of the termination occurs, based on actual performance through such date, and 18 months of COBRA coverage payments. In the event of a termination without cause of Mr. Adent, or for good reason by Mr. Adent, on or after two years following a change in control of Patterson Animal Health, Mr. Adent would have been entitled to severance pay in an amount equal to 12 months of his base salary. Mr. Adent agreed to certain restrictive covenants, including nondisclosure, non-competition, non-recruitment, non-interference, and non-disparagement provisions, for the period of his employment and for certain periods thereafter. The severance agreement we entered into with Mr. Adent dated June 21, 2017 is described below under the caption “Potential Payments upon Termination or Change in Control.”

Change-in-Control Arrangements

Although we have not entered into any other change-in-control agreements, our Amended and Restated Equity Incentive Plan provides that awards issued under that plan are fully vested and all restrictions on the awards lapse in the event of a change in control, as defined in such plan. Furthermore, under our 2015 Omnibus Incentive Plan, if the surviving or acquiring company in a change in control assumes our company’s outstanding incentive awards or provides for their equivalent substitutes, such plan provides for accelerated vesting of incentive awards following a change in control only upon the termination of the employee’s service, a material reduction in an employee’s base salary, a discontinuation of participation in certain long-term cash or equity benefits provided to comparable employees, a significant change in job responsibilities or the need to relocate, provided these events occur within two years of a change in control. Additionally, our Capital Accumulation Plan provides that on an event of acceleration, as defined in the plan, the restrictions on shares of restricted stock lapse and such stock becomes fully vested.

Determining Executive Compensation

The committee is responsible for the review and approval of all aspects of the executive compensation program. The committee meets regularly each year to (among other items):

■	Establish the annual base salary and MICP target opportunity for each of the executives for the current fiscal year
■	Determine the actual annual incentive compensation to be paid to each executive for services provided during the prior year
■	Establish plan targets and performance measures for the three-year performance period for performance units beginning with the current year for long-term incentive awards
■	Determine the number of performance units earned, if any, under the long-term incentive program for the three-year performance period ending with the prior fiscal year
■	Determine restricted stock units and stock option awards and any other equity-based awards to be granted to executive officers

When making individual compensation decisions for the executives, the committee takes many factors into account. These factors include subjective and objective considerations of each individual’s skills, performance and level of contribution towards desired business objectives, our company’s overall performance, retention concerns, the individual’s tenure and experience with our company and in his or her current position, the recommendations of management and the independent compensation consultant, the individual’s current and historical compensation, the committee’s compensation philosophy, and comparisons to other comparably situated executives (both those of our company and those of peer companies). The committee’s process utilizes input, analysis and review from a number of sources, including our company’s management, other independent directors of the Board, the committee’s independent compensation consultant, and market studies and other comparative compensation information as discussed below.

The committee uses this information in conjunction with its own review of the various components of our executive compensation program to determine the base salary and annual short-term and long-term incentive targets and opportunities of the executive officers as a group and individually.

Role of Executive Officers in Determining Compensation

The committee meets with the Chief Executive Officer annually to review the performance of the other executives. The meeting includes an in-depth review of each executive officer, achievement of individual performance objectives established at the beginning of the year and individual contributions towards achievement of our business goals. A summary of the performance review is presented to the full Board each year.

The committee considers input from the Chief Executive Officer and other select executives when developing and selecting metrics and performance objectives that may be referenced in the annual short-term or long-term incentive program, and evaluating performance against such pre-established metrics and objectives. The committee also receives recommendations from the Chief Executive Officer regarding base salary amounts, annual short-term and long-term incentive award amounts for the other executive officers. In determining the Chief Executive Officer’s compensation, the committee considers comparative compensation information and input from its independent compensation consultant.

Role of the Compensation Consultant

Willis Towers Watson provides the committee with an annual compensation market analysis for the executives; makes recommendations on the executive pay programs; reviews, participates and comments on executive compensation matters; and provides updates on regulatory changes in compensation related issues and other developments and trends in executive compensation.

Market Competitiveness Review

The committee reviews recommendations from the independent compensation consultant on a peer group of companies about which competitive compensation data is obtained. For purposes of setting fiscal 2017 compensation, we reanalyzed our peer group in light of the company’s evolving business situation, in particular the divestiture of the Patterson Medical segment and expansion of the Animal Health segment through the acquisition of Animal Health International, Inc. Both management and the committee believe that the resulting peer group of 16 companies provided a robust statistical set of compensation data to serve as a basis for fiscal 2017 compensation decisions.

The companies comprising the peer group used to establish fiscal 2017 compensation opportunities of the executive officers are listed below:

Anixter International Inc. CR Bard Inc. DENTSPLY SIRONA Inc. Essendant Inc. Fastenal Company Henry Schein, Inc. Hill-Rom Holdings, Inc. MRC Global Inc.	MSC Industrial Direct Co. Inc. Owens & Minor Inc. PharMerica Corporation Pool Corp. VCA Inc. VWR Corporation W.W. Grainger, Inc. WESCO International Inc.

In connection with compensation decisions the committee made for fiscal 2017, Willis Towers Watson utilized compensation data from both the Towers Watson 2016 General Industry Executive Compensation Database and our peer group companies.

The reports furnished by compensation consultants provided the committee with market information at the 25th, 50th, and 75th percentiles for each executive position and pay component, and for total direct compensation, and compared the market compensation data to current pay for each executive. This market information is an important element reviewed by the committee, and provides a basis for adjusting a component of pay, or total direct compensation generally, above or below these ranges to recognize the specific circumstances of individual executive officers in a manner consistent with the stated objectives of the compensation program.

Shareholder Approval of our Executive Compensation Program

In deciding on the structure of the executive compensation program for fiscal 2017, the committee took into account the perspectives of our shareholders. Historically, Patterson’s shareholders have strongly supported our executive compensation programs with the overwhelming majority of shares voted at our annual meetings approving, on an advisory basis, the compensation of our named executive officers. We continue to consider the perspectives of our shareholders in the design and administration of our executive compensation programs.

Other Related Considerations

Compensation Risk Assessment

The committee annually considers the designs of our executive compensation programs relative to risk. This assessment includes an analysis of our overall compensation philosophy, the program value and plan design, and our governance processes to ensure that we are promoting superior performance in a responsible way relative to risk. In addition, in fiscal 2017, the committee engaged Willis Towers Watson to assess the potential for risk stemming from our compensation programs. Following its assessment, including its review of the report of its compensation consultant, the committee concluded that our executive compensation programs are unlikely to create a material adverse effect on Patterson.

Impact of Tax and Accounting Treatment on Compensation Decisions

The committee makes every reasonable effort to ensure that all compensation paid to our executives is fully deductible, provided it determines that application of applicable limits are consistent with our needs and executive compensation philosophy.

Our income tax deduction for executive compensation is generally limited by Section 162(m) of the Code to $1 million per executive per year. This limit applies to our Chief Executive Officer and the other named executive officers identified in the Summary Compensation Table below. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The committee has flexibility to disregard the requirements for deductibility under Section 162(m) when necessary to ensure compensation appropriately aligns with the compensation philosophy.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for fiscal 2015, 2016 and 2017.

Name and Principal Position	Fiscal Year	Salary ($)(b)	Bonus ($)	Stock Awards ($)(c)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(e)	Total ($)
Scott P. Anderson (a) Special Advisor to Patterson Companies (Former President and Chief Executive Officer of Patterson Companies)	2017 2016 2015	816,693 770,477 619,353	- - -	1,714,654 1,542,935 1,233,355	562,497 2,498,856 174,528	- 826,160 934,295	- - -	29,232 46,872 40,851	3,123,076 5,685,300 3,002,382
Ann B. Gugino Executive Vice President, Chief Financial Officer and Treasurer of Patterson Companies	2017 2016 2015	428,754 399,167 295,000	- - -	501,648 461,185 409,051	162,498 1,096,357 63,936	- 283,815 295,000	- - -	29,287 46,948 40,897	1,122,187 2,287,472 1,103,884
John E. Adent (a) Former Chief Executive Officer of Patterson Animal Health	2017 2016	408,345 350,000	- -	431,031 312,497	137,502 791,307	- 650,800	- -	30,215 17,819	1,007,093 2,122,423
Paul A. Guggenheim (a) Western Region President of Patterson Dental (Former Chief Executive Officer of Patterson Dental and Former Chief Innovation Officer of Patterson Companies)	2017 2016 2015	405,220 384,482 305,162	- - -	534,983 374,988 392,436	- 834,296 57,024	- 139,200 219,811	- - -	30,507 51,982 47,133	970,710 1,784,948 1,021,746
David G. Misiak (a) President of Patterson Dental North America	2017 2016 2015	345,025 288,016 226,686	- - -	331,705 233,441 286,399	- 585,500 -	- 108,841 78,733	- - -	31,247 44,709 37,239	707,977 1,260,508 629,057
Les B. Korsh (a) Vice President, General Counsel and Secretary of Patterson Companies	2017 2016 2015	333,365 280,833 154,167	- - -	265,667 249,993 155,001	85,004 238,000 -	- 132,000 55,875	- - -	27,964 25,167 4,213	712,000 925,993 369,256

(a)	Mr. Anderson ceased serving as our President and Chief Executive Officer on June 1, 2017. Mr. Adent, who started with Patterson concurrent with our acquisition of Animal Health International, Inc. on June 16, 2015, ceased serving as Chief Executive Officer of Patterson Animal Health on July 2, 2017. Mr. Guggenheim ceased serving as Chief Executive Officer, Patterson Dental and became our Chief Innovation Officer effective June 15, 2016. Mr. Guggenheim ceased serving as our Chief Innovation Officer and became

Western Region President of Patterson Dental effective June 1, 2017. Mr. Misiak became President of Patterson Dental North America on November 1, 2016. Mr. Korsh started with Patterson in June 2014 and became Vice President and General Counsel effective July 1, 2015.

(b)	Includes amounts foregone at the election of the executive to purchase stock under our Capital Accumulation Plan. The receipt of such stock is reported in the Grants of Plan-Based Awards Table below.
(c)	Represents the aggregate grant date fair value of shares of restricted stock, restricted stock units and performance units computed in accordance with FASB ASC Topic 718. Information on the assumptions used to calculate the value of awards is set forth in Note 14 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended April 29, 2017. The entries in this column represent the sum of the aggregate grant date fair value of shares of restricted stock, restricted stock units and performance units as well as the incremental value of the restricted stock purchased pursuant to our Capital Accumulation Plan.
(d)	Represents cash compensation earned under our MICP. Although a nominal amount could have been paid out on certain goals, our Compensation Committee exercised its discretion to award no non-equity incentive compensation to our named executive officers for fiscal 2017.
(e)	All other compensation for fiscal 2017 was as set forth in the table below. In addition, infrequently, a family member may accompany an executive traveling on a prepaid corporate flight to a specific destination for business purposes at no incremental cost to our company.
Name	Automobile Reimbursement ($)	Executive Physicals ($)	Executive Life Insurance Premiums ($)	Amount Reimbursed for the Payment of Taxes ($)	Company Contributions to ESOP ($)	Incentive Trips ($)	Total ($)
Scott P. Anderson	14,434	-	3,532	8,463	1,617	1,186	29,232
Ann B. Gugino	14,434	-	3,568	8,482	1,617	1,186	29,287
John E. Adent	14,501	-	5,510	8,587	1,617	-	30,215
Paul A. Guggenheim	14,434	-	3,390	9,097	1,617	1,969	30,507
David G. Misiak	14,434	1,989	4,439	6,996	1,617	1,772	31,247
Les B. Korsh	14,434	-	4,725	7,188	1,617	-	27,964

Grants of Plan-Based Awards

The following table sets forth information concerning estimated possible payouts under non-equity incentive plan awards for fiscal 2017 performance and equity incentive plan awards granted in fiscal 2017 to our named executive officers. The terms and conditions applicable to these awards are described above in “Compensation Discussion and Analysis.”

Name	Type of Grant (a)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (b)			Estimated Future Payouts Under Equity Incentive Plan Awards (d)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(e)
			Threshold ($)	Target ($)	Maximum ($)(c)	Threshold (#)	Target (#)	Maximum (#)
Scott P. Anderson	MICP	7/1/2016	235,750	943,000	1,650,250	-	-	-	-	-	-	-
	PU	7/1/2016	-	-	-	4,864	19,455	38,910	-	-	-	1,124,888
	RS	7/1/2016	-	-	-	-	-	-	11,605(f)	-	-	562,494
	CAP	1/1/2017	-	-	-	-	-	-	2,658(g)	-	-	27,271
	SO	7/1/2016	-	-	-	-	-	-	-	68,681	48.47	562,497
Ann B. Gugino	MICP	7/1/2016	80,719	322,875	565,031	-	-	-	-	-	-	-
	PU	7/1/2016	-	-	-	1,405	5,620	11,240	-	-	-	324,948
	RS	7/1/2016	-	-	-	-	-	-	3,353(f)	-	-	162,520
	CAP	1/1/2017	-	-	-	-	-	-	1,382(g)	-	-	14,179
	SO	7/1/2016	-	-	-	-	-	-	-	19,841	48.47	162,498
John E. Adent	MICP	7/1/2016	71,750	287,000	502,250	-	-	-	-	-	-	-
	PU	7/1/2016	-	-	-	1,189	4,756	9,512	-	-	-	274,992
	RS	7/1/2016	-	-	-	-	-	-	2,837(f)	-	-	137,509
	CAP	1/1/2017	-	-	-	-	-	-	1,806(g)	-	-	18,530
	SO	7/1/2016	-	-	-	-	-	-	-	16,789	48.47	137,502
Paul A. Guggenheim	MICP	7/1/2016	61,500	246,000	430,500	-	-	-	-	-	-	-
	PU	7/1/2016	-	-	-	1,081	4,323	8,646	-	-	-	249,956
	RS	7/1/2016	-	-	-	-	-	-	5,158(f)	-	-	250,008
David G. Misiak	MICP	7/1/2016	38,393	153,570	268,748	-	-	-	-	-	-	-
	PU	7/1/2016	-	-	-	541	2,162	4,324	-	-	-	125,007
	PU	11/1/2016	-	-	-	209	837	1,674	-	-	-	37,498
	RS	7/1/2016	-	-	-	-	-	-	2,579(f)	-	-	125,004
	RS	11/1/2016	-	-	-	-	-	-	853(f)	-	-	37,481
	CAP	1/1/2017	-	-	-	-	-	-	657(g)	-	-	6,741
Les B. Korsh	MICP	7/1/2016	51,000	204,000	357,000	-	-	-	-	-	-	-
	PU	7/1/2016	-	-	-	735	2,940	5,880	-	-	-	169,991
	RS	7/1/2016	-	-	-	-	-	-	1,754(f)	-	-	85,016
	CAP	1/1/2017	-	-	-	-	-	-	1,039(g)	-	-	10,660
	SO	7/1/2016	-	-	-	-	-	-	-	10,379	48.47	85,004

(a)	“MICP” means estimated possible payout of annual incentive compensation under the MICP. “PU” means estimated future payout under performance unit. “RS” means restricted stock or restricted unit awards. “CAP” means shares purchased under our Capital Accumulation Plan. “SO” means stock options.

(b)	Represents amounts that could have been paid under our Management Incentive Compensation Plan for service rendered during fiscal 2017.
(c)	Each executive had the opportunity to increase his or her targeted bonus potential as a percentage of base salary by 3% for each 1% that actual performance exceeded budgeted performance up to 105% of budgeted performance, and by 6% for each 1% thereafter, subject to a cap at a 175% payout for actual performance equal to 115% of budgeted performance.
(d)	Represents performance units which vest only if performance criteria are met three years after the grant date.
(e)	Represents the grant date fair value of performance units, shares of restricted stock, stock options and restricted stock units awarded to each named executive officer, computed in accordance with FASB ASC Topic 718.
(f)	Represents restricted stock units subject to time-based vesting. These awards vest 20% each year, starting one year after the date of grant. Dividends declared and paid on shares of our common stock are accrued at the same rate on this restricted stock (dividend equivalents in the case of restricted stock units). Accrued amounts are forfeitable and not paid until the related award vests. No preferential dividends are paid on such awards.
(g)	Represents shares purchased under our Capital Accumulation Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by our named executive officers at fiscal year-end 2017:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Scott P. Anderson	- - - - - - - -	68,681(a) 42,698(b) 211,938(c) 20,200(d) - - - -	48.47 49.27 56.66 39.64 - - - -	7/1/2026 7/1/2025 7/1/2025 7/1/2024 - - - -	- - - - 20,919(f) 11,605(g) 6,462(h) -	- - - - 930,686 516,306 287,494 -	- - - - - - - 37,063(i)	- - - - - - - 1,648,933
Ann B. Gugino	- - - - - - - -	19,841(a) 12,809(b) 100,000(c) 7,400(d) - - - -	48.47 49.27 56.66 39.64 - - - -	7/1/2026 7/1/2025 7/1/2025 7/1/2024 - - - -	- - - - 6,036(f) 3,353(g) 2,436(h) -	- - - - 268,542 149,175 108,378 -	- - - - - - - 10,902(i)	- - - - - - - 485,030
John E. Adent	- - - - - -	16,789(a) 75,000(c) 8,895(e) - - -	48.47 56.66 45.21 - - -	7/1/2026 7/1/2025 9/21/2025 - - -	- - - 4,681(g) 1,806(h) -	- - - 208,258 80,349 -	- - - - - 8,926(i)	- - - - - 397,118
Paul A. Guggenheim	- - - - - - -	10,674(b) 75,000(c) 6,600(d) - - - -	49.27 56.66 39.64 - - - -	7/1/2025 7/1/2025 7/1/2024 - - - -	- - - 6,890(f) 5,158(g) 8,642(h) -	- - - 306,536 229,479 384,483 -	- - - - - - 8,725(i)	- - - - - - 388,175
David G. Misiak	- - - - -	50,000(c) - - - -	56.66 - - - -	7/1/2025 - - - -	- 5,330(f) 3,432(g) 1,426(h) -	- 237,132 152,690 63,443 -	- - - - 5,200(i)	- - - - 231,348
Les B. Korsh	- - - - - -	10,379(a) 25,000(c) - - - -	48.47 56.66 - - - -	7/1/2026 7/1/2025 - - - -	- - 3,166(f) 1,754(g) 1,039(h) -	- - 140.855 78,035 46,225 -	- - - - - 5,141(i)	- - - - - 228,723

(a)	Represents nonqualified stock options granted on July 1, 2016, which vest 100% after three years.
(b)	Represents nonqualified stock options granted on July 1, 2015, which vest 100% after three years.
(c)	Represents one-time special nonqualified stock options granted on July 1, 2015, which vest 25% after three years, another 25% after four years and the remaining 50% after five years.
(d)	Represents nonqualified stock options granted on July 1, 2014, which vest 100% after three years.
(e)	Represents nonqualified stock options granted on September 21, 2015, which vest 100% after three years.
(f)	Represents restricted stock awards which vest 20% each year, starting one year after the grant date. Grant dates for each executive are at the beginning of each fiscal year or when the executive is hired or promoted, if such date is after the initial grant at the beginning of the fiscal year.
(g)	Represents restricted stock units which vest 20% each year, starting one year after the grant date. Grant dates for each executive are at the beginning of each fiscal year or when the executive is hired or promoted, if such date is after the initial grant at the beginning of the fiscal year.
(h)	Represents restricted stock purchased under our Capital Accumulation Plan. The restriction period is three years from the grant date, unless an extension is elected by the plan participant.
(i)	Represents performance units which vest only if performance criteria are met three years after the grant date. Performance units granted on July 1, 2014 (with a performance period ending April 28, 2017) were determined to payout at zero percent.

Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of options and vesting of restricted stock for our named executive officers during fiscal 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott P. Anderson	-	-	37,284	1,751,973
Ann B. Gugino	-	-	7,565	355,865
John E. Adent	-	-	460	21,258
Paul A. Guggenheim	-	-	12,689	601,653
David G. Misiak	-	-	7,091	334,634
Les B. Korsh	-	-	2,929	143,665

For stock awards in fiscal 2017, the number of shares in the table above represents the vesting of restricted stock awards, except for 3,163 of the shares listed for Mr. Anderson, 887 of the shares listed for Ms. Gugino, and 494 of the shares listed for Mr. Misiak, which are shares purchased under our Capital Accumulation Plan for which the restrictions lapsed. The values in the table above are based on the closing price of our common stock on the date the shares vested or the restrictions lapsed.

Potential Payments upon Termination or Change-in-Control

Upon the termination of a named executive officer, such person may be entitled to payments or the provision of other benefits, depending on the event triggering the termination. The events that would trigger a named executive officer’s entitlement to payments or other benefits upon termination, and the value of the estimated payments and benefits are described in the following table, assuming a termination date and, where applicable, a change-in-control date of April 29, 2017, and a stock price of $44.49 per share, which was the closing price of one share of our common stock on April 28, 2017 (the last trading day of fiscal 2017). Information regarding the actual payments upon termination of the named executive officers who are no longer executive officers of our company appears in the narrative below the table.

	Ann B. Gugino	David G. Misiak	Les B. Korsh
Involuntary Termination without Cause
Severance/Salary Continuation	$107,625	$96,250	$85,000
Capital Accumulation Plan Benefits	78,277	46,340	32,000
Total:	$185,902	$142,590	$117,000
Involuntary Termination without Cause following Change-in-Control, or Voluntary Termination following Change-in-Control
Severance/Salary Continuation	$107,625	$96,250	$85,000
Gain on Accelerated Stock Options	35,890	-	-
Accelerated Restricted Stock, Restricted Stock Units and Performance Units	1,231,973	763,537	447,614
Capital Accumulation Plan Benefits	108,378	63,443	46,225
Total:	$1,483,866	$923,230	$578,839
Death or Disability
Gain on Accelerated Stock Options	$-	$-	$-
Accelerated Restricted Stock, Restricted Stock Units and Performance Units	417,717	389,821	218,891
Capital Accumulation Plan Benefits	108,378	63,443	46,225
Total:	$526,095	$453,264	$265,116
Retirement	$-	$-	$-
Total:	$-	$-	$-

We have a practice of generally providing 90 days of salary continuation, subject to management discretion to increase or decrease such severance benefit. Our severance policy may also be superseded by an individual agreement with a named executive officer. See “Compensation Discussion and Analysis” for further information.

Although we have not entered into any other change-in-control agreements, our Amended and Restated Equity Incentive Plan provides that awards issued under that plan are fully vested and all restrictions on the awards lapse in the event of a change-in-control, as defined in such plan. Furthermore, under our 2015 Omnibus Incentive Plan, if the surviving or acquiring company in a change-in-control assumes our company’s outstanding incentive awards or provides for their equivalent substitutes, such plan provides for accelerated vesting of incentive awards following a change-in-control only upon the termination of the employee’s service, a material reduction in an employee’s base salary, a discontinuation of participation in certain long-term cash or equity benefits provided to comparable employees, a significant change in job responsibilities or the need to relocate, provided these events occur within two years of a change-in-control. Additionally, our Capital Accumulation Plan provides that on an event of acceleration, as defined in the plan, the restrictions on shares of restricted stock lapse and such stock becomes fully vested. An event of acceleration occurs if (a) a person has acquired a beneficial ownership interest in 30% or more of the voting power of our company, (b) a tender offer is made to acquire 30% or more of our company, (c) a solicitation subject to Rule 14a-11 of the Exchange Act relating to the election or removal of 50% or more of our Board of Directors occurs, or (d) our shareholders approve a merger, consolidation, share exchange, division or sale of our company’s assets.

On June 1, 2017, Scott P. Anderson ceased serving as our President and Chief Executive Officer. We entered into a transition agreement with Mr. Anderson, dated June 1, 2017, pursuant to which Mr. Anderson will serve in a non-officer Special Advisor capacity through July 1, 2019 during which time he has agreed to be available to us to advise on certain matters at our sole request. Upon July 1, 2019, Mr. Anderson will retire from our company (the “Retirement Date”). The period between June 1, 2017 and the Retirement Date or Mr. Anderson’s earlier termination date is the “Transition Period.” Mr. Anderson will remain subject to termination for cause during the Transition Period. During the Transition Period, conditioned upon Mr. Anderson’s continued employment during that time, he will (a) continue to be paid his current annualized salary of $820,000, (b) not be eligible for any bonuses or further equity awards, (c) continue to vest in his existing equity awards, and (d) remain eligible to participate in the Capital Accumulation Plan and our other employee benefit plans, subject to plan terms. Upon signing a separation and release agreement at the end of the Transition Period, unless he has been terminated for cause, Mr. Anderson will receive a severance payment of $1,100,000 (the “Severance Payment”), which amount will be paid in installments over the course of the non-competition provision described below. If Mr. Anderson breaches any provision of the transition agreement or we terminate his employment prior to the Retirement Date with cause, payment obligations to Mr. Anderson would cease and he would be obligated to repay to our company all moneys paid to him to which he would not otherwise be entitled absent the transition agreement. Among the commitments entered into in the transition agreement, Mr. Anderson agreed to post-employment non-compete and non-solicitation provisions through June 30, 2020, as well as a non-disclosure provision. If Mr. Anderson is terminated for cause prior to the Retirement date, he has acknowledged and agreed that, despite being ineligible to receive the Severance Payment, he will nevertheless remain bound by these and his other commitments contained in the transition agreement.

On July 2, 2017, John E. Adent ceased serving as Chief Executive Officer of Patterson Animal Health. We entered into a severance agreement with Mr. Adent, dated June 21, 2017. Under the terms of the severance agreement and in consideration of a general waiver and release of claims, Mr. Adent will be paid (a) the severance pay and COBRA coverage payments provided in his Employment Agreement dated May 2, 2015 (“Employment Agreement”) based on a deemed termination date of June 15, 2017; provided, however, that his Cash Compensation (as defined in the Employment Agreement) for purposes of calculating such severance will be the sum of (i) his current annual base salary and (ii) the average annual cash incentive bonus paid to him in respect of fiscal years 2016 and 2015, and (b) a cash payment based on value of the unvested restricted stock units he holds that are outstanding on July 2, 2017. If Mr. Adent materially breaches the severance agreement, payment obligations to Mr. Adent cease unless and until a court or arbitrator determines otherwise. If a court or arbitrator determines Mr. Adent has materially breached the severance agreement, he would be obligated to repay to our company all moneys paid to him under the severance agreement. Among the commitments entered into in the severance agreement, Mr. Adent has agreed to post-employment non-compete and non-solicitation provisions through June 21, 2019, as well as a non-disclosure provision.

On June 15, 2016, Paul A. Guggenheim ceased serving as Chief Executive Officer of Patterson Dental. At that time, he became our Chief Innovation Officer. Although Mr. Guggenheim ceased to be an executive officer of our company at that time, he received no additional payments or other benefits due to the transition. Instead, his salary remained unchanged, his equity continues to vest, he remains eligible to receive future equity awards and he remains eligible to participate in employee benefit plans, subject to plan terms. Effective June 1, 2017, Mr. Guggenheim became Western Region President of Patterson Dental.

Compensation Policies and Practices as They Relate to Risk Management

Our Compensation Committee conducts an annual risk assessment of its compensation policies and practices for all employees, including executive officers. As noted above in “Compensation Discussion and Analysis,” the committee reviewed our company’s risk assessment process and results and determined that our compensation programs are unlikely to create a material adverse effect on Patterson.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee, which is responsible for reviewing any proposed transaction with a related person, has adopted a written policy and procedures for the review, approval and ratification of any related party transaction requiring disclosure under Item 404(a) of Regulation S-K. This policy states that such committee is responsible for reviewing and approving or disapproving all interested transactions, which are defined as any transaction, arrangement or relationship in which (a) the amount involved may be expected to exceed $120,000 in any fiscal year, (b) our company will be a participant, and (c) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for director, or a greater than five percent beneficial owner of our company’s common stock, or an immediate family member of the foregoing. There were no transactions requiring disclosure under Item 404(a) of Regulation S-K during fiscal 2017. All future transactions between us and our executive officers, directors and principal shareholders and their affiliates will be reviewed and approved or disapproved by our Audit Committee pursuant to the foregoing policy.

Despite not being transactions requiring disclosure under Item 404(a) of Regulation S-K, our Board of Directors reviewed and considered our company’s ongoing transactions with Cargill Feed and Nutrition (“CFN”), where Sarena S. Lin is employed as President, and Ecolab Inc. (“Ecolab”), where Alex N. Blanco is employed as Executive Vice President and Chief Supply Claim Officer. In the ordinary course of business, (1) our company purchased approximately $0.4 million of products from CFN during the CFN fiscal year that is most closely aligned with our fiscal 2017, which amount represented less than 5% of CFN’s consolidated gross revenues for that year and which amount was immaterial to either company’s revenues or operations, (2) our company purchased approximately $15.0 million of products from Ecolab, and Ecolab purchased approximately $1.0 million of products from our company, during the Ecolab fiscal year that is most closely aligned with our fiscal 2017, which aggregate amount represented less than 5% of Ecolab’s consolidated gross revenues for that year and which aggregate amount was immaterial to either company’s revenues or operations.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of April 29, 2017 about our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,349,708	(2)	$52.12	6,308,091	(3)
Equity compensation plans not approved by security holders	-		-	-
Total	1,349,708		$52.12	6,308,091

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding performance unit awards, which have no exercise price.
(2)	Includes 973,474 shares of our common stock to be issued upon exercise of outstanding stock options and 56,991 performance stock units granted at target and unvested under the Amended and Restated Equity Incentive Plan; and includes 218,656 shares of our common stock to be issued upon exercise of outstanding stock options and 100,587 performance stock units granted and unvested under the 2015 Omnibus Incentive Plan at target.
(3)	Includes 2,900,138 shares of our common stock available for issuance under the 2015 Omnibus Incentive Plan, which replaced our Amended and Restated Equity Incentive Plan (under which no new awards may be granted), 993,074 shares of our common stock available for issuance under the Employee Stock Purchase Plan, 2,214,952 shares of our common stock available under the Capital Accumulation Plan which includes 288,717 restricted awards unvested under the Capital Accumulation Plan, and 199,927 shares of our common stock available under the 2014 Sharesave Plan.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

We are committed to a compensation philosophy that links executive compensation to the attainment of business objectives and earnings performance, over the near and longer term, which in turn enables us to attract, retain and reward executive officers who contribute to our success.

To fulfill this philosophy, our Compensation Committee seeks to provide market-competitive compensation packages that emphasize our commitment to consistent long-term profitable growth and our belief that a substantial portion of the total compensation received by our executive officers should be dependent upon the performance of the business annually and over time.

We have structured our annual and long-term incentive-based cash and non-cash executive compensation programs to motivate executives to achieve the business goals of our company and reward them for achieving these goals. We believe our executive compensation program is strongly aligned with the long-term interests of our shareholders. We urge you to read the “Executive Compensation” section of this proxy statement for additional details regarding our executive compensation.

Congress has enacted requirements commonly referred to as “say on pay” rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. As required by these rules and related SEC rules under Section 14A of the Exchange Act, we are asking our shareholders to vote on the adoption of the following resolution:

BE IT RESOLVED by the shareholders of Patterson Companies, Inc. (“Patterson”) that the shareholders approve the compensation of Patterson’s named executive officers as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules.

As an advisory vote, this proposal is non-binding. Although this vote is non-binding, our Board of Directors and Compensation Committee value the opinions of our shareholders, and will, as they did last year, consider the outcome of this vote when making future compensation decisions for our named executive officers. Our Compensation Committee has implemented an annual advisory vote on our executive compensation program, so, subject to the advisory vote outcome on Proposal No. 3, it is anticipated that the next advisory vote on executive compensation will occur at our 2018 annual meeting of shareholders.

Vote Required

The affirmative vote of the greater of (1) a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote on this proposal at the meeting and (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, is required to approve this proposal. Abstentions will be considered for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares on this proposal. Our Board of Directors recommends that you vote FOR approval of this proposal.

PROPOSAL NO. 3
ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

Introduction

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related rules of the SEC), we are seeking the input of our shareholders on the frequency with which to hold advisory votes on executive compensation. In voting on this proposal, shareholders are provided with four choices. Shareholders may indicate their preference as to whether the advisory vote on executive compensation should occur every one, two or three years; or the shareholders may abstain from voting on this proposal.

When this vote was last held at our 2011 annual meeting of shareholders, our shareholders expressed a preference for holding an advisory vote on executive compensation every year. In light of that preference, our Board of Directors determined that it would include an advisory vote to approve executive compensation in our company’s proxy materials every year. After careful consideration, the Board remains of the opinion that shareholder voting on executive compensation should be held every year. We view the manner in which we compensate our executive officers as an essential part of our strategy for achieving sustainable economic growth. We believe that such a vote should be conducted every year so that shareholders may annually express their views on our executive compensation program.

While the Board recommends voting on executive compensation every year, shareholders are not voting to approve or disapprove the Board’s recommendation. Rather, shareholders are being provided with the opportunity to cast an advisory vote through the resolution set forth below, on whether the advisory vote on executive compensation should occur every one, two or three years, or to abstain from voting on the matter.

BE IT RESOLVED that the shareholders determine, on an advisory basis, whether the advisory vote on executive compensation of the named executive officers of Patterson Companies, Inc. (“Patterson”) as set forth in Patterson’s proxy statement should occur every one, two or three years.

Vote Required

As an advisory vote, this proposal is non-binding. Although this vote is non-binding, our Board and its Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions of our shareholders and will consider the outcome of this vote when making a determination regarding how frequently future advisory votes on executive compensation should be held. The alternative receiving the greatest number of votes (every one, two or three years) will be the frequency that shareholders approve. Our Board of Directors recommends a vote, on an advisory basis, for a “say-on-pay” vote every 1 YEAR.

PROPOSAL NO. 4
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed EY as our independent registered public accounting firm for the year ending April 28, 2018. If the shareholders do not ratify the appointment at the meeting, such committee will consider selection of another firm of independent registered public accountants, but reserves the right to uphold the appointment.

Representatives of EY are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders in attendance.

Principal Accountant Fees and Services

EY was our independent registered public accounting firm for the two most recently completed fiscal years. Aggregate fees for professional services rendered for our company by EY for such fiscal years were as follows:

	Fiscal Year Ended April 29, 2017	Fiscal Year Ended April 30, 2016
Audit Fees	$3,001,159	$2,526,572
Audit-Related Fees	65,000	454,001
Tax Fees	156,546	418,337	(a)
All Other Fees	1,995	1,995
Total	$3,224,700	$3,400,905

(a)	Does not include $408,800 of fees paid to EY by Lanai Holdings III, Inc. (“Lanai”) for costs incurred to perform the tax analysis required as a result of the direct foreign purchases Lanai elected to make in Patterson’s sale of Patterson Medical Holdings, Inc.

Audit fees were for professional services rendered for the audits of the consolidated financial statements, statutory audits of subsidiaries, and reviews of Securities and Exchange Commission filings. Audit-related fees were for employee benefit plan audits, audits in connection with proposed transactions, and due diligence assistance on proposed transactions. Tax fees were for assistance with U.S. and international tax compliance, planning, transaction cost analyses and other tax advisory services related to various company initiatives. All other fees were for use of an online research tool proprietary to EY.

Our Audit Committee has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant’s independence. See “Our Board of Directors and Committees – Committee Responsibilities – Our Audit Committee and Its Report.”

The projects and categories of service are as follows:

Audit – These services include the work necessary for the auditor to render an opinion on our consolidated financial statements. Audit services also include audit or attest services required by statute or regulation, such as comfort letters, consents, reviews of Securities and Exchange Commission filings, statutory audits in non-U.S. locations and attestation reports on internal control over financial reporting required under the Sarbanes-Oxley Act.

Audit Related Services – These services consist primarily of audits of benefit plans, due diligence assistance, accounting consultation on proposed transactions and internal control reviews.

Tax Services – Tax services consist of acquisition due diligence, transaction cost analysis, integration matters, review and consultation on tax provision and filings and other tax matters.

Other Services – The committee believes that other services are not an integral part of the examination of our company’s financial statements, and that other services may raise a real or perceived question as to the auditor’s independence. Accordingly, a very strong rationale must be presented to support the selection of the auditor for other services, and alternative service providers should also be considered.

Recommendation

Our Audit Committee and our Board of Directors recommend that you vote FOR the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending April 28, 2018.

ANNUAL REPORT TO SHAREHOLDERS

The Notice Regarding the Availability of Proxy Materials will contain instructions as to how you can access our annual report to shareholders, including our Annual Report on Form 10-K containing financial statements for the fiscal year ended April 29, 2017, over the Internet. It will also tell you how to request, free of charge, a paper or e-mail copy of our Annual Report on Form 10-K. No part of our annual report to shareholders is incorporated herein and no part of the annual report to shareholders is to be considered proxy-soliciting material.

We will furnish to each person whose proxy is being solicited, upon written request of such person, a copy of any exhibit described in the exhibit list accompanying the Form 10-K, upon the payment, in advance, of reasonable fees related to our furnishing of such exhibit(s). Written requests for copies of such exhibit(s) should be sent to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota, 55120, Attention: Investor Relations.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the proxy materials, including the Notice Regarding the Availability of Proxy Materials, with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials, including the Notice Regarding the Availability of Proxy Materials, addressed to those shareholders, unless the affected shareholder has provided contrary instructions. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Patterson shareholders will be “householding” our proxy materials, including the Notice Regarding the Availability of Proxy Materials. A single Notice Regarding the Availability of Proxy Materials and, if applicable, a single set of proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice Regarding the Availability of Proxy Materials and, if applicable, a separate set of proxy materials, please notify your broker or us. Direct your written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota, 55120, Attention: Investor Relations. Shareholders who currently receive multiple copies of the proxy materials, including the Notice Regarding the Availability of Proxy Materials, at their addresses and would like to request “householding” of their communications should contact their brokers.

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

If a shareholder wishes to present a proposal for consideration for inclusion in the proxy materials for the 2018 annual meeting of shareholders, the proposal must be sent by certified mail, return receipt requested, and must be received at the executive offices of Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attn: Les B. Korsh, Vice President, General Counsel and Secretary, no later than April 6, 2018. All proposals must conform to the rules and regulations of the Securities and Exchange Commission. Our Bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8 under the Exchange Act, for shareholder proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to our Corporate Secretary. To be timely for consideration at the 2018 annual meeting of shareholders, a shareholder’s notice must be delivered to or mailed and received at our executive offices by June 20, 2018. In addition, the proxy solicited by the Board for the 2018 annual meeting of shareholders will confer discretionary authority to vote on any proposal presented by a shareholder at that meeting for which we have not been provided with notice on or prior to June 20, 2018. A copy of our Bylaws may be obtained by written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attn: Les B. Korsh, Vice President, General Counsel and Secretary.

OTHER MATTERS

Our Board of Directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement. However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

James W. Wiltz
Interim President and Chief Executive Officer, Director

St. Paul, Minnesota
August 4, 2017

PATTERSON COMPANIES, INC. 1031 MENDOTA HEIGHTS ROAD ST. PAUL, MINNESOTA 55120

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E31605-P95389	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PATTERSON COMPANIES, INC.

The Board of Directors Recommends you vote “FOR” the listed nominees in Item 1, “FOR” Item 2, “1 YEAR” on Item 3 and “FOR” Item 4.

1.	To elect eight directors to have terms expiring in 2018, and until their successors shall be elected and duly qualified.

		For	Against	Abstain
01)	John D. Buck	☐	☐	☐
02)	Alex N. Blanco	☐	☐	☐
03)	Jody H. Feragen	☐	☐	☐
04)	Sarena S. Lin	☐	☐	☐
05)	Ellen A. Rudnick	☐	☐	☐
06)	Neil A. Schrimsher	☐	☐	☐
07)	Les C. Vinney	☐	☐	☐
08)	James W. Wiltz	☐	☐	☐

		For	Against	Abstain
2.	Advisory approval of executive compensation.	☐	☐	☐

		1 Year	2 Years	3 Years	Abstain
3.	Advisory vote on frequency of shareholder votes on executive compensation.	☐	☐	☐	☐

		For	Against	Abstain
4.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 28, 2018.	☐	☐	☐

NOTE: At their discretion, the proxies are authorized to vote on any other business properly brought before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ITEMS 1, 2 AND 4, AND “1 YEAR” ON ITEM 3.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report Including Form 10-K are available at www.proxyvote.com.

E31606-P95389

PATTERSON COMPANIES, INC. ANNUAL MEETING OF SHAREHOLDERS Monday, September 18, 2017 4:30 p.m. local time

1031 Mendota Heights Road St. Paul, Minnesota 55120

Patterson Companies, Inc. 1031 Mendota Heights Road St. Paul, Minnesota 55120	Proxy
This proxy is solicited by the Board of Directors for use at the Annual Meeting on Monday, September 18, 2017.
The shares of stock held in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 4, and “1 YEAR” on Item 3.
By signing the proxy, you revoke all prior proxies and appoint James W. Wiltz and Ann B. Gugino, or either of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting or at any adjournment or postponement thereof.

Address
Changes/Comments:________________________________________________________________________________________

__________________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
See reverse for voting instruction.